Exhibit 10.1

MERGER AGREEMENT
by and among
FORBES ENERGY SERVICES LLC
as Buyer,
COBRA TRANSITORY SUB LLC,
as Merger Sub,
CRETIC ENERGY SERVICES, LLC
as the Company
and
CATAPULT ENERGY SERVICES GROUP, LLC,
as the Holders Representative and Paying Agent
Dated as of November 16, 2018

iii

TABLE OF CONTENTS
Page

Article I TERMS OF THE MERGER	2

Section 1.1.	The Merger 2

Section 1.2.	Effects of the Merger 2

Section 1.3.	Effective Time of the Merger 3

Section 1.4.	Effect of the Merger 3

Section 1.5.	Procedures. 4

Section 1.6.	Allocations 5

Section 1.7.	Merger Consideration 6

Section 1.8.	Closing Date 6

Section 1.9.	Closing Deliveries. 6

Section 1.10.	Merger Consideration Adjustment. 9

Section 1.11.	Merger Consideration Allocation. 13

Section 1.12.	Determination of Earn-Out Payments. 14

Section 1.13.	Escrow 17

Section 1.14.	Holders Representative Reserve 19

Section 1.15.	Paying Agent 19

Section 1.16.	Withholding 19

Article II REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY	19

Section 2.1.	Organizational Status of the Company; Authorization. 19

Section 2.2.	No Conflicts; Consents and Approvals. 20

Section 2.3.	Capitalization of the Company and its Subsidiary. 21

Section 2.4.	Financial Statements 21

Section 2.5.	Absence of Undisclosed Liabilities 21

Section 2.6.	Real Property; Personal Property Leases. 22

Section 2.7.	Contracts. 23

Section 2.8.	Employee Benefit Matters. 24

Section 2.9.	Intellectual Property. 26

Section 2.10.	Governmental Authorizations; Compliance with Law 28

Section 2.11.	Litigation 28

Section 2.12.	Taxes 28

Section 2.13.	Absence of Changes 29

Section 2.14.	Environmental Matters 30

Section 2.15.	Employment Matters 31

Section 2.16.	No Brokers or Finders 32

Section 2.17.	Insurance 32

Section 2.18.	Title, Condition and Sufficiency of Assets 32

Section 2.19.	Related Party Transactions 33

Section 2.20.	No Powers of Attorney 33

Article III REPRESENTATIONS AND WARRANTIES OF BUYER	33

Section 3.1.	Organizational Status; Authority 33

Section 3.2.	No Conflicts; Consents and Approvals 34

Section 3.3.	Litigation 35

Section 3.4.	Purchase for Investment 35

Section 3.5.	No Brokers or Finders 35

Section 3.6.	HSR Act 35

Article IV COVENANTS OF PARTIES	35

Section 4.1.	Consents 35

Section 4.2.	Publicity 36

Section 4.3.	Employee Benefits. 36

Section 4.4.	Director and Officer Indemnification 37

Section 4.5.	Post-Closing Procedures for Capital Interests Holders 38

Section 4.6.	Post-Closing Procedures for Incentive Interests Holders 38

Article V INDEMNIFICATION	39

Section 5.1.	Survival 39

Section 5.2.	Indemnification of Buyer. 39

Section 5.3.	Indemnification of Holders 41

Section 5.4.	Procedure for Indemnification. 41

Section 5.5.	Exclusive Remedies; Waiver of Certain Damages 42

Section 5.6.	Independent Investigation; Waiver of Other Representations. 43

Section 5.7.	Tax Treatment of Indemnity Payments 46

Section 5.8.	Other Matters. 46

Article VI POST-CLOSING MATTERS	47

Section 6.1.	Taxes 47

Section 6.2.	Preservation of Books and Records 51

Section 6.3.	Refunds 52

Article VII GENERAL PROVISIONS; MISCELLANEOUS	52

Section 7.1.	Modification; Waiver 53

Section 7.2.	Entire Agreement 53

Section 7.3.	Expenses 53

Section 7.4.	Further Actions 53

Section 7.5.	Notices 53

Section 7.6.	Assignment 55

Section 7.7.	No Third Party Beneficiaries 55

Section 7.8.	Counterparts 55

Section 7.9.	Rules of Construction. 55

Section 7.10.	Governing Law; Jury Waiver 56

Section 7.11.	Consent to Jurisdiction and Forum Selection 56

Section 7.12.	Disclosure Schedules 56

Section 7.13.	Specific Performance 57

Section 7.14.	Holders Representative. 57

Section 7.15.	Conflict Waiver; Attorney-Client Privilege. 60

SCHEDULES
Schedule 1.7(a)    CapEx Amount
Schedule 1.9(a)(iii)    Resignations
Schedule 1.9(b)(v)(A)    Closing Transaction Expense Payments

Schedule 1.10(a)    Working Capital Adjustments
Schedule 1.12(e)    Monthly Reports
Schedule 2.2        Company: No Conflicts; Consents and Approvals
Schedule 2.3(a)    Capitalization
Schedule 2.3(c)    Agreements with Respect to the Membership Interests
Schedule 2.4        Financial Statements
Schedule 2.5        Absence of Undisclosed Liabilities
Schedule 2.6(b)    Facilities; Real Property Leases
Schedule 2.6(f)    Personal Property Leases
Schedule 2.7(a)    Material Contracts
Schedule 2.7(b)    Material Contract Exceptions
Schedule 2.7(c)    Material Contracts Not Provided
Schedule 2.8(a)    Employee Benefit Plans
Schedule 2.8(b)    Employee Benefit Plan Exceptions
Schedule 2.8(d)    Title IV Employee Benefit Plans
Schedule 2.9(a)    Intellectual Property
Schedule 2.9(c)    Intellectual Property Assignments
Schedule 2.9(e)    Source Code
Schedule 2.10        Governmental Authorizations; Compliance with Law
Schedule 2.11        Company Litigation
Schedule 2.12        Tax Matters
Schedule 2.13        Absence of Certain Changes
Schedule 2.14        Environmental Matters
Schedule 2.15        Employee Benefits
Schedule 2.17        Insurance
Schedule 2.18        Title, Condition and Sufficiency of Assets
Schedule 2.19        Related Party Transactions
Schedule 4.1        Consents
Schedule 4.3(a)    Continuing Employees

EXHIBITS
Exhibit A    Definitions
Exhibit B    Certificate of Merger
Exhibit C    [Reserved]
Exhibit D     Escrow Agreement
Exhibit E    [Reserved]
Exhibit F    Earn-Out EBITDA Definition and Assumptions
Exhibit G    Net Merger Consideration Payment Schedule
Exhibit H    Form of Letter of Transmittal
Exhibit I    CC8

MERGER AGREEMENT
THIS MERGER AGREEMENT (this “Agreement”), dated as of November 16, 2018 (the “Closing Date”), is entered into by and among Forbes Energy Services LLC, a Delaware limited liability company (“Buyer”), Cobra Transitory Sub LLC, a Delaware limited liability company (“Merger Sub”), Cretic Energy Services, LLC, a Delaware limited liability company (the “Company”), and Catapult Energy Services Group, LLC, a Delaware limited liability company (“Catapult”), solely in its capacity as a representative for the Holders pursuant to Section 7.14 hereof (the “Holders Representative”) and in its capacity as Paying Agent. Each of Buyer, the Company and the Holders Representative is referred to herein as a “Party” and collectively are referred to as the “Parties.”
RECITALS
WHEREAS, Buyer has formed Merger Sub solely for the purpose of merging it with and into the Company, as set forth below, with the Company continuing as the surviving limited liability company and becoming a wholly-owned subsidiary of Buyer;
WHEREAS, the managers and the requisite members of the Company have (i) approved this Agreement and declared that it is advisable to enter into this Agreement providing for the merger of the Merger Sub with and into the Company, with the Company as the surviving entity, in accordance with the DLLCA, upon the terms and subject to the conditions set forth herein and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions, in accordance with the DLLCA, upon the terms and conditions contained herein;
WHEREAS, the board of directors of Buyer and the sole member of Merger Sub have (i) approved this Agreement and declared it is advisable and in the best interests of Buyer to enter into this Agreement providing for the merger of the Merger Sub and with and into the Company, with the Company as the surviving entity, in accordance with the DLLCA, upon the terms and subject to the conditions set forth herein and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions, in accordance with the DLLCA, upon the terms and conditions contained herein;
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Contemplated Transactions; and
WHEREAS, capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in Exhibit A attached hereto.
AGREEMENT
NOW, THEREFORE, in consideration of these recitals and the respective representations, warranties and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

Article I
Article IITERMS OF THE MERGER
Section 1.The Merger
. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall merge with and into the Company in accordance with the applicable provisions of the DLLCA (the “Merger”). Following the Effective Time, the separate existence of Merger Sub shall cease and the Company shall be the surviving Entity in the Merger (the “Surviving Company”) and shall continue its existence under the Laws of the State of Delaware.
Section 2.Effects of the Merger
.
(a)As of the Effective Time, by virtue of the Merger and without any action on the part of the Buyer, Merger Sub or the Company, (i) the certificate of formation of the Surviving Company, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Company unless and until thereafter amended, (ii) the limited liability company agreement of the Merger Sub, as in effect as the Effective Time as may be amended at the Effective Time, shall be the limited liability company agreement of the Surviving Company, except that the name of the Surviving Company shall be Cretic Energy Services, LLC and the Surviving Company’s limited liability company agreement shall be amended and restated accordingly unless and until thereafter amended, (iii) the existing managers of the Company shall be removed and the Surviving Company shall have no managers unless and until determined otherwise by the Surviving Company’s sole member and (iv) the managers and officers of Merger Sub immediately prior to the Effective Time shall become, from and after the Effective Time, the sole officers of the Surviving Company, until their respective successors are duly elected or appointed or their earlier resignation or removal or the sole member appoints additional officers. Subject to the foregoing, any additional effects of the Merger shall be as provided for by applicable Laws.
(b)Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA, on the Effective Time, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease, and the Company, as the Surviving Company, shall by virtue of the Merger continue its existence under the laws of the State of Delaware.
(c)Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all of the properties, rights, privileges, immunities, powers, franchises, licenses and authorities of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Company.
Section 3.Effective Time of the Merger
. Subject to the provisions of this Agreement, on the Closing Date, the certificate of merger in substantially the form attached hereto as Exhibit B (the “Certificate of Merger”), shall be executed and filed with the Secretary of State of the State of Delaware. The Parties shall make all such other filings or recordings in connection with the Merger when and as required under the DLLCA or other applicable Laws. The Merger shall become effective at 9:00 a.m. Eastern Time on the Closing Date or at such later time or date as Buyer and the Company shall agree and as shall be set forth in the Certificate of Merger (the “Effective Time”). At the Effective Time, the effect of the Merger shall be as provided in the Certificate of Merger and the applicable provisions of the DLLCA.
Section 4.Effect of the Merger
. At the Effective Time, by virtue of the Merger and without any further action on the part of the Buyer, Merger Sub or any Holder:
(a)Merger Sub Membership Interest. The Membership Interest in Merger Sub that is issued and outstanding as of the Effective Time shall be automatically cancelled and converted into and become the newly issued Membership Interest in the Surviving Company, and such Membership Interest shall constitute the only outstanding Membership Interest in, and represent ownership of 100% of the Surviving Company as of the Effective Time.

(b)Capital Interests. Each Capital Interests Holder’s Capital Interest that is issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and converted into the right to receive, subject to the terms of this Agreement, the portion of the Merger Consideration (comprised of (i) the Capital Interests Holders Closing Consideration, (ii) the Indemnification Escrow Property, (iii) the Merger Consideration Adjustment Escrow Property, (iv) the Holders Representative Reserve Property, (v) the Earn-Out Payment, and (vi) the Additional Consideration, to be paid to Capital Interests Holders under this Agreement) allocated to the Capital Interests Holder’s Capital Interest in accordance with Section 1.6 below, which amounts shall be payable as provided herein and subject to any adjustments pursuant to this Agreement, including those set forth in this Article I.
(c)Incentive Interests. Each Company Incentive Interest that is issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and converted into the right to receive, subject to the terms of this Agreement, the portion of the Merger Consideration (comprised of (i) the Incentive Interests Holders Closing Consideration, (ii) the Indemnification Escrow Property, (iii) the Merger Consideration Adjustment Escrow Property, (iv) the Holders Representative Reserve Property, (v) the Earn-Out Payment, and (vi) the Additional Consideration, to be paid to Incentive Interests Holders under this Agreement) allocated to the Incentive Interest Holder’s Incentive Interest in accordance with Section 1.6 below, which amounts shall be payable as provided herein and subject to any adjustments pursuant to this Agreement, including those set forth in this Article I.
(d)There shall be no transfers of (i) any Company Membership Interests outstanding prior to the Effective Time or (ii) the entitlement of any former member or assignee of a Company Interest to any portion of the Merger Consideration (other than as expressly provided for in this Agreement).
Section 5.Procedures.
(a)Procedures for Capital Interests Holders. The portion of the Holders Closing Consideration to be paid to the Capital Interests Holders for their Capital Interests in accordance with the amounts set forth opposite their respective names on the Net Merger Consideration Payment Schedule (the “Capital Interests Holders Closing Consideration”) shall be paid by the Buyer to the Paying Agent at Closing and thereafter the Paying Agent shall, following receipt of the Capital Interests Holders Materials (as defined below) from a Capital Interests Holder, pay to such Capital Interests Holder the portion of the Capital Interests Holders Closing Consideration such Capital Interests Holder is entitled to receive as set forth on the Net Merger Consideration Payment Schedule, in cash or other immediately available funds to such Capital Interest Holder’s account as set forth in such Capital Interests Holder’s Letter of Transmittal. The Capital Interest Holder will only receive its portion of the Holders Closing Consideration following such Capital Interest Holder’s delivery to the Paying Agent (and receipt by the Paying Agent thereof) of a duly completed and executed letter of transmittal, including the representations and warranties, covenants and releases set forth therein (the making thereof which is a material inducement to Buyer entering into this Agreement), in substantially the form attached hereto as Exhibit H (each, a “Letter of Transmittal”), including all documents required pursuant thereto (collectively with the Letter of Transmittal, the “Holder Materials”). The amounts paid pursuant to this Section 1.5(a) and Section 4.5, if any, shall be deemed to be full payment and satisfaction of all rights pertaining to the Capital Interests represented by such Holder Materials, except for any rights of the Capital Interests Holders to the remaining components of the Merger Consideration. Until the Holder Materials (including the making by such Capital Interests Holder of the representations and warranties, covenants and releases set forth therein) are delivered to the Paying Agent by a Capital Interests Holder, as contemplated by this Section 1.5(a), such Capital Interests Holder’s Capital Interests shall be deemed at any time after the Effective Time to represent only the right to receive the amounts determined pursuant to Section 1.5(a) and Section 4.5, if any, subject to the delivery of the Holder Materials. Any portion of the amount paid to the Paying Agent pursuant to this Agreement that remains unclaimed by any Capital Interests Holder one (1) year after the Effective Time shall, to the extent permitted by applicable Law, be returned to Buyer, and any Capital Interests Holder who has not submitted a Letter of Transmittal and Holder Materials to receive its applicable consideration prior to such time shall thereafter look only to Buyer for payment thereof without any interest thereon (subject to abandoned property, escheat or similar Laws). Notwithstanding any provision of this Agreement to the contrary, neither the Paying Agent nor the Company shall be liable to any Holder in respect of any Capital Interest or monetary obligation derived therefrom that has been delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.
(b)Procedures for Incentive Interests Holders. The portion of the Holders Closing Consideration to be paid to the Incentive Interests Holders for their Incentive Interests in accordance with the amounts set forth opposite their respective names on the Net Merger Consideration Payment Schedule (the “Incentive Interests Holders Closing Consideration”) shall be paid by the Buyer to the Paying Agent at Closing and thereafter the Paying Agent shall, following receipt of the Holder Materials (as defined below) from an Incentive Interests Holder, pay to such Incentive Interests Holder the portion of the Incentive Interests Holders Closing Consideration such Incentive Interests Holder is entitled to receive as set forth on the Net Merger Consideration Payment Schedule, in cash or other immediately available funds to such Incentive Interests Holder’s account as set forth in such Incentive Interest Holder’s Letter of Transmittal. The Incentive Interests Holder will only receive its portion of the Holders Closing Consideration following such Incentive Interests Holder’s delivery to the Paying Agent (and receipt by the Paying Agent thereof) of a duly completed and executed Letter of Transmittal, including the representations and warranties, covenants and releases set forth therein (the making thereof which is a material inducement to Buyer entering into this Agreement), and the other Holder Materials. The amounts paid pursuant to this Section 1.5(b) and Section 4.6, if any, shall be deemed to be full payment and satisfaction of all rights pertaining to the Incentive Interests represented by such Holder Materials, except for any rights of the Incentive Interests Holders to the remaining components of the Merger Consideration. Until the Holder Materials (including the making by such Incentive Interests Holder of the representations and warranties, covenants and releases set forth therein) are delivered to the Paying Agent by an Incentive Interests Holder, as contemplated by this Section 1.5(b), such Incentive Interests Holder’s Incentive Interests shall be deemed at any time after the Effective Time to represent only the right to receive the amounts determined pursuant to Section 1.5(b) and Section 4.6, if any, subject to the delivery of the Holder Materials. Any portion of the amount paid to the Paying Agent pursuant to this Agreement that remains unclaimed by any Incentive Interests Holder one (1) year after the Effective Time shall, to the extent permitted by applicable law, be returned to Buyer, and any Incentive Interests Holder who has not submitted an Incentive Interests Holder Letter of Transmittal and Holder Materials to receive its applicable consideration prior to such time shall thereafter look only to Buyer for payment thereof without any interest thereon (subject to abandoned property, escheat or similar Laws). Notwithstanding any provision of this Agreement to the contrary, neither the Paying Agent nor the Company shall be liable to any Person in respect of Incentive Interests or monetary obligation derived therefrom that has been delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.
Section 6.Allocations
. The Merger Consideration shall be allocated among the Holders in a manner that is consistent with the Charter Documents of the Company, and an example pro forma allocation is set forth on Exhibit G attached hereto (the “Net Merger Consideration Payment Schedule”). The Company shall prepare and deliver the Net Merger Consideration Payment Schedule at Closing, which shall contain an allocation of the Holders Closing Consideration among the Holders and a pro forma statement showing potential allocations (consistent with the Charter Documents of the Company as in effect immediately prior to Closing as determined in good faith by the Paying Agent) of any post-Closing payments of Merger Consideration (including any portion of the Merger Consideration Adjustment Escrow Property released from the Merger Consideration Adjustment Escrow Account, any portion of the Indemnification Escrow Property released from the Indemnification

Escrow Account, the Earn-Out Payment, and a release by the Holders Representative of a portion of the Holders Representative Reserve Property or such other consideration required to be paid to the Holders under this Agreement) among the Holders. Any portion of the Merger Consideration that is payable after Closing (other than the Closing Date Consideration), including any portion of the Merger Consideration Adjustment Escrow Property released from the Merger Consideration Adjustment Escrow Account, any portion of the Indemnification Escrow Property released from the Indemnification Escrow Account, the Earn-Out Payment, and a release by the Holders Representative of a portion of the Holders Representative Reserve Property or any other consideration required to be paid to the Holders under this Agreement, if any, shall be paid to the Holders, as applicable, allocated in accordance with the Charter Documents of the Company as in effect immediately prior to Closing.
Section 7.Merger Consideration
. The consideration for the Merger shall be the aggregate sum of (a) Sixty-Seven Million Five Hundred Thousand USD ($67,500,000.00) plus (b) the capital expenditure amount set forth on Schedule 1.7(a) (the “CapEx Amount”) plus (c) the Earn-Out Payment, if any, subject to adjustment pursuant to Section 1.10 (the “Merger Consideration”).
Section 8.Closing Date
. The closing of the transaction described in Article I (the “Closing”) provided for in this Agreement will take place at the offices of Locke Lord LLP, 600 Travis Street, Suite 2800, Houston, Texas 77002, contemporaneously with the execution hereof. The Parties may consummate the Contemplated Transactions by facsimile or electronic transmission to the extent to which such transactions may be consummated by facsimile or electronic transmission.
Section 9.Closing Deliveries.
(a)At the Closing, the Company shall deliver, or shall cause to be delivered, to Buyer the following (each of which deliveries of the Company acknowledges as a material inducement to Buyer entering to this Agreement and consummating the Contemplated Transactions):
(i)the Certificate of Merger, duly executed by the Company;
(ii)the Escrow Agreement, duly executed by the Holders Representative;
(iii)a duly executed resignation of each of the individuals set forth on Schedule 1.9(a)(iii) from each officer, manager, and other position held by such individuals within the Company and its Subsidiaries, effective as of the Effective Time;
(iv)a certificate from a duly authorized officer of the Company certifying to and providing copies of the resolutions authorizing and approving the execution and delivery of this Agreement and the Transaction Documents to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, by the managers and members of the Company;
(v)[Reserved];
(vi)copies of documentation effecting or otherwise evidencing issued purchase orders and deposits and progress payments, if any, for the fabrication and delivery of CC8;
(vii)copies of documentation effecting or otherwise evidencing the termination and release of all claims against and obligations of the Company and all Buyer Indemnified Parties arising out of or otherwise related to the Advisory Services, Reimburses and Indemnification Agreement, dated June 23, 2013, between the Company and Catapult;
(viii)copies of documentation effecting or otherwise evidencing (A) the payment and satisfaction of all Company Transaction Expenses (other than Unpaid Company Transaction Expenses), (B) the payment and satisfaction of all outstanding Indebtedness of the Company and its Subsidiaries (other than Unpaid Company Indebtedness), (C) the payment and satisfaction of all tax Liens filed against the Company, including the tax Lien filed by the Texas Workforce Commission on January 17, 2017 in Montgomery County, TX in the amount of $3,853.85, (D) removal and release by novation or termination of the Company from the leasing and subleasing arrangements for the premises located at 99 Pullin Road, Pleasanton, TX (the “Pleasanton Premises”) and (E) the replacement of the Company’s letter of credit with respect to the Pleasanton Premises; and
(ix)the Net Merger Consideration Payment Schedule.
(b)At the Closing, Buyer shall deliver, or shall cause to be delivered (each of which deliverables, Buyer acknowledges as a material inducement to the Company entering to this Agreement and consummating the Contemplated Transactions):
(i)to the Company:
(A)the Escrow Agreement, duly executed by Buyer;
(B)a certificate from a duly authorized officer of Buyer certifying and providing copies of the resolutions authorizing and approving the execution and delivery of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, by Buyer;
(C)[Reserved]; and
(D)the D&O Tail Policies.
(ii)to the Escrow Agent:
(A)the Merger Consideration Adjustment Holdback (as defined in Section 1.13(b)) by wire transfer of immediately available funds to the Merger Consideration Adjustment Escrow Account and in accordance with the terms of the Escrow Agreement, to be held for the purpose of securing the Holder’s obligations in Section 1.10(d);
(B)the Indemnification Holdback (as defined in Section 1.13(a)) by wire transfer of immediately available funds to the Indemnification Escrow Account and in accordance with the terms of the Escrow Agreement, to be held for the purpose of securing the Holder’s obligations in Article V; and
(C)the Escrow Agreement duly executed by Buyer and Holder Representative;
(iii)to the Holders Representative:
(A)an amount equal to $1,000,000 (the “Holders Representative Reserve Deposit”), which shall be deposited in an account designated by the Holders Representative to serve as the Holders Representative Reserve Deposit, as set forth in Section 1.14.
(iv)to the Paying Agent:
(A) cash in the amount equal to (1) the Closing Date Consideration (as defined in Section 1.10(a)) minus (2) the sum of (a) the Merger Consideration Adjustment Holdback, (b) the Indemnification Holdback, (c) the Closing Transaction Expense Payments, (d) the Holders Representative Reserve Deposit and (e) the D&O Tail Amount (the “Holders Closing Consideration”) by wire transfer of immediately available funds for payment by the Paying Agent of the Capital Interests Holders Closing Consideration to the Capital Interests Holders and the Incentive Interests Holders Closing Consideration to the Incentive Interests Holders.
(v)the following:
(A)payments of the Company Transaction Expenses (on behalf of the Company) set forth in Schedule 1.9(b)(v)(A) (the “Closing Transaction Expense Payments”) to the service providers of such unpaid Company Transaction Expenses, in the amounts and to the accounts designated on Schedule 1.9(b)(v)(A) with respect thereto; and
(B)$9,770 (the “D&O Tail Amount”), to the insurers of the D&O Tail Policies.
Section 10.Merger Consideration Adjustment.
(a)Closing Adjustment.
(i)Prior to the Closing, the Company prepared and delivered, or caused to be prepared and delivered, to Buyer showing in reasonable detail the reasonable good faith estimate of (A) the balance sheet of the Company as of the Closing Date, which shall specifically identify the amount of each item of Unpaid Company Indebtedness and item of Unpaid Company Transaction Expenses (the “Estimated Closing Date Balance Sheet”), (B) the estimated Working Capital (the “Estimated Working Capital”), (C) the estimated Closing Cash (the “Estimated Closing Cash”) and (D) a statement setting forth the amount by which the Merger Consideration is to be adjusted pursuant to this Section 1.10(a) (in all cases, subject to true-up in accordance with Sections 1.10(b), (c) and (d)), which shall be used for purposes of determining the Closing Date Consideration. The Estimated Closing Date Balance Sheet, the Estimated Closing Cash and the Estimated Working Capital (x) shall each be prepared, calculated and determined in accordance with GAAP as in effect on the date the Estimated Working Capital, Estimated Closing Cash and Estimated Closing Date Balance Sheet were prepared and the assumptions and methods set forth on Schedule 1.10(a) (the “Agreed Principles”), except where there is an inconsistency between GAAP and this Agreement, in which case this Agreement shall be controlling, and (y) shall be provided with appropriate supporting calculations and documentation.
(ii)At the Closing, the Merger Consideration shall be adjusted in the following manner:
(A)either (1) an increase by the amount, if any, by which the Estimated Working Capital is greater than the Target Working Capital, or (2) a decrease by the amount, if any, by which the Estimated Working Capital is less than the Target Working Capital (all as determined in accordance with Section 1.10(a)(i));
(B)an increase by the amount, if any, of the Estimated Closing Cash;
(C)a decrease by the outstanding Indebtedness of the Company as of the Closing that is not paid and satisfied on the Closing Date or otherwise using Merger Consideration (the “Unpaid Company Indebtedness”); and
(D)a decrease by the amount of unpaid Company Transaction Expenses (after giving effect to Closing Transaction Expense Payments paid pursuant to Section 1.9(b)(v)(A)) as of the Closing that is not paid and satisfied on the Closing Date or otherwise using Merger Consideration (the “Unpaid Company Transaction Expenses”).
The net amount after giving effect to the adjustments listed above shall be the “Closing Date Consideration.”
(b)Post-Closing Adjustment. No later than sixty (60) days after the Closing Date, Buyer will prepare and deliver to Holders Representative a written statement (the “Buyer Closing Statement”) showing in reasonable detail (i) the balance sheet of the Company as of the Closing Date, which shall specifically identify the amount of each item of Unpaid Company Indebtedness and item of Unpaid Company Transaction Expenses (the “Initial Closing Date Balance Sheet”), (ii) the Buyer’s reasonable good faith estimate of the Closing Cash (the “Initial Closing Cash”) and (iii) Buyer’s reasonable good faith written calculation of the Working Capital (the “Initial Closing Date Working Capital”). The Initial Closing Date Balance Sheet, the Initial Closing Cash and the Initial Closing

Date Working Capital (collectively, the “Initial Closing Date Items”) (A) shall each be prepared, calculated and determined in accordance with GAAP as in effect on the date the Initial Closing Date Working Capital, Initial Closing Cash and Initial Closing Date Balance Sheet were prepared and the Agreed Principles, except where there is an inconsistency between GAAP and this Agreement, in which case this Agreement shall be controlling and (B) shall be provided together with appropriate supporting calculations and documentation.
(c)Examination and Review.
(i)Examination and Objection. If the Holders Representative disputes any item in the Buyer Closing Statement, within thirty (30) days of receipt thereof (the “Dispute Deadline”), the Holders Representative shall provide written notice to Buyer of such dispute, setting forth in reasonable detail those Initial Closing Date Items that Holders Representative disputes, the amounts of any adjustments that are necessary in Holders Representative’s judgment for the computations of the disputed Initial Closing Date Items to conform to the requirements of this Agreement, and the basis for Holders Representative’s suggested adjustments (a “Dispute Notice”). During such thirty (30) day period, the Holders Representative and its Representatives shall, upon reasonable written notice to Buyer of a request for access (which shall be delivered to the chief financial officer or a senior financial executive of Buyer), be provided with reasonable access during normal business hours to (A) personnel of the Company to ask such personnel questions regarding the calculation of the Initial Closing Date Items, and (B) the Books and Records of the Company and supporting schedules, analyses, workpapers and other underlying records or documentation, in each case of clause (A) and clause (B), as are reasonably necessary and appropriate for the Holders Representative to evaluate and confirm or object to the calculation of the Initial Closing Date Items, (provided, that, in the case of (B) such documentation provided shall not be provided with significant amounts of information unrelated to the calculation of the Initial Closing Date Items for the purpose of delaying or frustrating the review of Holders Representative and its Representatives). The Holders Representative and its Representatives will conduct such review in a manner that does not unreasonably interfere with the conduct of the businesses of Buyer, the Company or their respective Affiliates. If the Holders Representative provides such a Dispute Notice, then the Holders Representative and Buyer shall, during the thirty (30) day period following delivery of a Dispute Notice (the “Dispute Resolution Period), negotiate in good faith with a view to resolving such disputes (the “Agreed Closing Date Item Adjustments”). If the Holders Representative and Buyer so resolve such disputed items in writing, then the Initial Closing Date Items, as adjusted by Agreed Closing Date Item Adjustments, shall be deemed to be the “Final Working Capital”, the “Final Closing Cash” and the “Final Closing Date Balance Sheet.” If the Holders Representative fails to provide a Dispute Notice prior to the Dispute Deadline, then the Initial Closing Date Items shall be deemed to be the “Final Working Capital”, the “Final Closing Cash” and the “Final Closing Date Balance Sheet.”
(ii)Resolution of Disputes. If the Holders Representative and Buyer are unable to resolve all items in the Dispute Notice within the Dispute Resolution Period, then Buyer and the Holders Representative shall promptly thereafter jointly request that the Independent Accounting Firm make a binding determination as to the items remaining in dispute (the “Remaining Dispute Items”) in accordance with this Agreement. The Independent Accounting Firm will, under the terms of its engagement, have no more than sixty (60) days from the date of the final submission of information and testimony by Buyer and Holders Representative within which to render its written decision with respect to the Remaining Dispute Items. The Independent Accounting Firm shall review such submissions and base its determination solely on such submissions. In resolving any such dispute, the Independent Accounting Firm may not assign a value to any item greater than the maximum value for such item claimed by Holders Representative or Buyer, as applicable, or less than the minimum value for such item claimed by Holders Representative or Buyer, as applicable. The Independent Accounting Firm may not award damages or penalties. The decision of the Independent Accounting Firm shall be deemed final and binding upon the Parties and enforceable by any court of competent jurisdiction, and following such decision, the Independent Accounting Firm shall issue the final Initial Closing Date Balance Sheet (which shall be the Final Closing Date Balance Sheet and shall be binding on the Parties to this Agreement). Notwithstanding anything to the contrary herein, Buyer and Holders Representative may, at their option, and at any time prior to the Independent Accounting Firm issuing its written decision, agree in writing to consensually resolve any Remaining Dispute Items. The fees and expenses of the Independent Accounting Firm shall be allocated to and paid by Buyer, on the one hand, and the Holders on the other hand (in accordance with the Payment Percentages, and which the Holders Representative must first pay out of the Holders Representative Reserve Property, to the extent available), based upon the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Independent Accounting Firm.
(d)Determination and Payment of Post-Closing Adjustment. Following the final determination of the Final Working Capital, Final Closing Cash and the Final Closing Date Balance Sheet:
(i)if the Final Working Capital is greater than the Estimated Working Capital, then Buyer shall pay (in accordance with Section 1.10(e)) to the Holders Representative (for payment to the Holders, based on Payment Percentages and in accordance with Sections 4.5 and 4.6) an amount equal to (x) the Final Working Capital minus (y) the Estimated Working Capital (the “Additional Working Capital Consideration”);
(ii)if the Final Working Capital is less than the Estimated Working Capital, Buyer and the Holders Representative shall, within two (2) Business Days following such determination, deliver joint written instructions to the Escrow Agent authorizing the Escrow Agent to release an amount equal to (A) the Estimated Working Capital minus (B) the Final Working Capital, such amount to be paid to Buyer (in accordance with Section 1.10(e)) from the Merger Consideration Adjustment Escrow Account. If the amount owed to Buyer under this Section 1.10(d)(ii) exceeds the amount available in the Merger Consideration Adjustment Escrow Account, then Buyer and Holders Representative shall deliver joint written instructions to the Escrow Agent authorizing the Escrow Agent to release (x) the amount owed to Buyer minus (y) the amount paid to Buyer from the Merger Consideration Adjustment Escrow Account, such amount to be paid to Buyer (in accordance with Section 1.10(e)) from the Indemnification Escrow Property;
(iii)if the Final Closing Cash is greater than the Estimated Closing Cash, then Buyer shall pay (in accordance with Section 1.10(e)) to the Holders Representative (for payment to the Holders, based on Payment Percentages and in accordance with Sections 4.5 and 4.6) an amount equal to (A) the Final Closing Cash minus (B) the Estimated Closing Cash (together with the Additional Working Capital Consideration, the “Additional Consideration”); and
(iv)if the Final Closing Cash is less than the Estimated Closing Cash, Buyer and the Holders Representative shall, within two (2) Business Days following such determination, deliver joint written instructions to the Escrow Agent authorizing the Escrow Agent to release an amount equal to (A) the Estimated Closing Cash minus (B) the Final Closing Cash, such amount to be paid to Buyer in accordance with Section 1.10(e) from the Merger Consideration Adjustment Escrow Account. If the amount owed to Buyer under this Section 1.10(d)(iv)

exceeds the amount available in the Merger Consideration Adjustment Escrow Account, then Buyer and Holders Representative shall deliver joint written instructions to the Escrow Agent authorizing the Escrow Agent to release (x) the amount owed to Buyer minus (y) the amount paid to Buyer from the Merger Consideration Adjustment Escrow Account, such amount to be paid to Buyer (in accordance with Section 1.10(e)) from the Indemnification Escrow Property.
The payments described in this Section 1.10(d) shall be netted and referred to herein as the “Post-Closing Adjustment”.
(e)Timing and Manner of Payment of Post-Closing Adjustment. The Post-Closing Adjustment shall:
(i)be due within five (5) Business Days of the final determination of the Final Working Capital and Final Closing Date Balance Sheet; and
(ii)be paid by wire transfer of immediately available funds to an account or accounts designated in advance by the Paying Agent or Buyer, as applicable.
(f)Buyer and the Company agree to treat any adjustment made pursuant to this Section 1.10 as an adjustment to the Merger Consideration for all purposes, including Tax purposes, except as otherwise required by applicable Law.
Section 11.Merger Consideration Allocation.
(a)For U.S. federal (and applicable state, local and non-U.S.) income Tax purposes, the parties intend the Merger under this Agreement shall be properly characterized in accordance with Revenue Ruling 99-6, Situation 2, as follows: (i) as to the Holders, as a sale of partnership interests in the Company, and (ii) as to Buyer, as a liquidation of the Company followed by an acquisition by Buyer of all of the Company's assets.
(b)Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to the Holders Representative an allocation of the Merger Consideration (and all other amounts treated as consideration for the purchase of the assets of the Company for U.S. federal income Tax purposes, including liabilities assumed) among the assets of the Company in accordance with Section 1.6 and with Sections 741, 751 and 1060 of the Code and the rules and Treasury Regulations promulgated thereunder, and any comparable provisions of state, local or other tax Law (the “Merger Consideration Allocation”). Upon receipt of the Merger Consideration Allocation from Buyer, the Holders Representative shall have twenty (20) days to provide written comments to Buyer, which Buyer shall consider in good faith. If the Holders Representative fails to deliver written comments to Buyer within such twenty (20) days, the Merger Consideration Allocation delivered by Buyer to the Holders Representative shall be final and binding on the parties in all respects. Buyer and the Holders Representative will in good faith negotiate to resolve any dispute on the Merger Consideration Allocation and shall amend the Merger Consideration Allocation to reflect any resolution agreed to in writing. Buyer and the Holders Representative shall use the same procedures provided in Section 1.10(c) to agree upon and finalize the Merger Consideration Allocation and to resolve any disputes relating thereto. Buyer and the Holders Representative also shall allocate any adjustments to the Merger Consideration in accordance with Treasury Regulations Section 1.1060-1(e), and any allocations made as a result of such adjustments shall become part of the Merger Consideration Allocation. The Merger Consideration Allocation shall be revised after all adjustments, if any, have been made in accordance with this Section 1.11. The parties hereby agree to report the U.S. federal, state, local and non-U.S. Tax consequences of the Contemplated Transactions in a manner consistent with the Merger Consideration Allocation and agree to act in accordance with the Merger Consideration Allocation in the preparation and filing of all Tax Returns (including filing Form 8594, if applicable, with their respective federal and applicable state and local income Tax Returns for the taxable year that includes the Closing Date).

(c)Buyer shall revise the Merger Consideration Allocation to reflect adjustments to the Merger Consideration pursuant to this Agreement (including, pursuant to Section 1.10 or Section 1.12).
Section 12.Determination of Earn-Out Payments.
(a)If Earn-Out EBITDA exceeds Thirteen Million Five Hundred Thousand USD ($13,500,000.00) (“Earn-Out EBITDA Threshold”), the Holders shall be entitled to receive an Earn-Out Payment to be determined and paid in accordance with this Section 1.12. Subject to the definition and assumptions for calculating Earn-Out EBITDA set forth on Exhibit F, Earn-Out EBITDA for the period beginning on January 1, 2018 and ending on December 31, 2018 (the “Earn-Out Measurement Period”) shall be calculated and determined in accordance with GAAP as in effect on the date the Preliminary Earn-Out Report is delivered to the Holders Representative and in a manner consistent with the principles and policies set forth on Exhibit F (the “Agreed Earn-Out Principles”), except where there is an inconsistency between GAAP and this Agreement, in which case this Agreement shall be controlling; provided, however, that the Parties hereby agree that “Earn-Out EBITDA” for Q1 2018 is $3,420,000, for Q2 2018 is $3,741,991 and for Q3 is $5,247,206.26. If the Earn-Out EBITDA Threshold is exceeded, the payment (the “Earn-Out Payment”) shall be equal to (i) (x) Earn-Out EBITDA minus (y) Thirteen Million Five Hundred Thousand USD ($13,500,000.00) multiplied by (ii) five (5).
(b)No later than sixty days (60) days following the end of the Earn-Out Measurement Period, Buyer shall prepare and deliver to the Holders Representative a written statement (the “Preliminary Earn-Out Report”) setting forth in reasonable detail Buyer’s calculations of Earn-Out EBITDA and the Earn-Out Payment (the “Preliminary Earn-Out Payment”), which shall be subject to the definition and assumptions for calculating Earn-Out EBITDA set forth on Exhibit F and calculated and determined in accordance with GAAP as in effect on the date the Preliminary Earn-Out Report is delivered to the Holders Representative and in a manner consistent with the Agreed Earn-Out Principles, except where there is an inconsistency between GAAP and this Agreement, in which case this Agreement shall be controlling. Following the delivery of the Preliminary Earn-Out Report to the Holders Representatives, upon reasonable written notice to Buyer of a request for access (which shall be delivered to the chief financial officer or a senior financial executive of Buyer), Buyer shall afford the Holders Representative and its Representatives reasonable access to (i) personnel of the Company to ask such personnel questions regarding the calculation of the items in the Preliminary Earn-Out Report and (ii) the Books and Records of the Company and supporting schedules, analyses, work papers and other underlying records or documentation as are reasonably necessary and appropriate for the Holders Representative to confirm or object to the calculation of the items in the Preliminary Earn-Out Report, (provided, that in the case of (ii) such documentation shall not be provided with significant amounts of information unrelated to the calculation of the items in the Preliminary Earn-Out Report for the purpose of delaying or frustrating the review of Holders Representative and its Representatives). The Buyer shall reasonably cooperate with the Holders Representative and its Representatives in connection with such examination, including providing answers to questions asked by the Holders Representative and its Representatives.
(c)Examination and Objection. If the Holders Representative disputes any item in the Preliminary Earn-Out Report, within thirty (30) days after the receipt thereof (the “Earn-Out Objection Deadline”), the Holders Representative may deliver to Buyer written notice setting forth any objections to the Preliminary Earn-Out Report and the Preliminary Earn-Out Payment as set forth in the Preliminary Earn-Out Report, together with a summary of the reasons therefore and calculations which, in its view, are necessary to eliminate such objections (an “Earn-Out Objection Notice”). If the Holders Representative timely delivers to Buyer an Earn-Out Objection Notice, during the thirty (30) day period following delivery of an Earn-Out Objection Notice (the “Earn-Out Dispute Resolution Period”), Buyer and the Holders Representative shall negotiate in good faith with a view to resolving such objection(s) (the “Agreed Earn-Out Adjustments”). If the Holders Representative and Buyer so resolve any such differences in writing, the Preliminary Earn-Out Payment set forth in the Preliminary Earn-Out Report, as adjusted by the Agreed Earn-Out Adjustments, shall be final and binding as the “Earn-Out Payment” for the Earn-Out Measurement Period for purposes of this Agreement. If the Holders Representative fails to provide an Earn-Out Objection Notice prior to the Earn-Out Objection Deadline, the Preliminary Earn-Out Payment set forth in the Preliminary Earn-Out Report shall be final and binding as the “Earn-Out Payment” for the Earn-Out Measurement Period for purposes of this Agreement.
(d)Resolution of Earn-Out Disputes. If the Holders Representative and Buyer are unable to resolve all items in the Earn-Out Objection Notice within the Earn-Out Dispute Resolution Period, then Buyer and the Holders Representative shall promptly thereafter jointly request that the Independent Accounting Firm make a binding determination as to the items remaining in dispute (the “Remaining Earn-Out Dispute Items”). Each of the Holders Representative and Buyer shall provide the Independent Accounting Firm and the other party with a statement of its position as to the amount for each Remaining Earn-Out Dispute Items on the date of the referral of the dispute to the Independent Accounting Firm. The Independent Accounting Firm will, under the terms of its engagement, have no more than thirty (30) days from the date after the date on which the dispute is referred to the Independent Accounting Firm within which to render its written decision with respect to the Remaining Earn-Out Dispute Items. The Parties shall make readily available to the Independent Accounting Firm all relevant schedules, analyses, workpapers and other underlying records or documentation relating to the Preliminary Earn-Out Report and all other items reasonably requested by the Independent Accounting Firm in connection with resolving the Remaining Earn-Out Dispute Items. In resolving any such dispute, the Independent Accounting Firm may not assign a value to any item greater than the maximum value for such item claimed by Holders Representative or Buyer, as applicable, or less than the minimum value for such item claimed by Holders Representative or Buyer, as applicable. The Independent Accounting Firm may not award damages or penalties. The decision of the Independent Accounting Firm shall be deemed final and binding upon the Parties and enforceable by any court of competent jurisdiction, and following such decision, the Independent Accounting Firm shall issue the final Earn-Out Statement and the Earn-Out Payment, respectively, for such Earn-Out Measurement Period for purposes of this Agreement. Notwithstanding anything to the contrary herein, Buyer and the Holders Representative may, at their option, and at any time prior to the Independent Accounting Firm issuing its written decision, agree in writing to consensually resolve any objections or issues raised in the Earn-Out Objection Notice. The fees and expenses of the Independent Accounting Firm hereunder shall be borne equally by Buyer, on the one hand, and the Holders, on the other hand (in accordance with the Payment Percentages, and which the Holders Representative must first pay out of the Holders Representative Reserve Property, to the extent available).
(e)Earn-Out Payment. Buyer agrees that, until the end of the Earn-Out Measurement Period, Buyer shall cause the Company to, subject to applicable Law, operate the Business in the ordinary course of business consistent with past practices of the Company, subject to the requirements on Exhibit F, and agrees not to engage in, or cause the Company to engage in, any acts that are solely intended to thwart or inhibit the achievement of any Earn-Out Payment. Notwithstanding anything in this Section 1.12(e) to the contrary, unless waived by the Holders Representative in writing, until the end of the Earn-Out Measurement Period, (i) Buyer shall deliver to the Holders Representative a monthly report, with the information set forth on Schedule 1.12(e), and all reasonable supporting documentation with respect to the progress of Earn-Out EBITDA and the Earn-Out Payment (the “Monthly Report”) and (ii) Buyer shall provide reasonable access to personnel of the Company or Buyer that prepare the Monthly Report to ask such personnel questions regarding about the Monthly Report. Notwithstanding anything in this Section 1.12(e) to the contrary, unless waived by the Holders

Representative in writing, until the end of the Earn-Out Measurement Period, (i) neither Buyer nor any of its respective Affiliates (including, after Closing, the Company) will take any actions, or omit to take any actions, for the primary purpose of or that would, without a good faith business reason unrelated to the results described in the following clauses, reasonably be expected to result in (A) thwarting or inhibiting the achievement of the Earn-Out Payment, (B) reducing the amount of the Earn-Out Payment or (C) otherwise frustrating or avoiding the Buyer’s obligations under this Agreement with respect to the Earn-Out Payment, and (ii) Buyer will not take any action that would integrate, combine or otherwise consolidate the Company into Buyer or any other Person or business.
(f)When the Preliminary Earn-Out Payment Report becomes final and binding in accordance with Section 1.12(c) or Section 1.12(d), if there is an Earn-Out Payment owing to the Holders, then the Buyer, subject to any rights of Buyer to set off against an Earn-Out Payment arising under Article V, shall pay, or cause to be paid, the Earn-Out Payment to the Paying Agent (for payment to the Holders, based on Payment Percentages and in accordance with Sections 4.5 and 4.6) within five (5) Business Days of such statement becoming final and binding, by wire transfer of immediately available funds to an account or accounts designated by the Paying Agent.
(g)The Parties agree to treat any payment made pursuant to this Section 1.12 as an adjustment to the Merger Consideration for all purposes, including Tax purposes, except as otherwise required by applicable Law.
Section 13.Escrow
.
(a)Indemnification Escrow Holdback. At the Closing, Buyer shall deposit with the Escrow Agent Six Million Three Hundred Ninety Thousand USD ($6,390,000.00) (the “Indemnification Holdback”) to be retained in escrow following the Closing Date to secure the payment and performance of the Holder’s indemnification obligations set forth in Article V of this Agreement and Holder’s obligations under Section 1.10(d) (only to the extent such obligations have not been satisfied by payments made out of the Merger Consideration Adjustment Escrow Account), pursuant to and in accordance with an escrow agreement between Buyer, the Holders Representative and the Escrow Agent in the form attached hereto as Exhibit D (the “Escrow Agreement”). The amount of the Indemnification Holdback retained by the Escrow Agent shall be reduced as follows:
(i)on the twelve (12) month anniversary of the Closing Date, the amount required to be maintained in the Indemnification Escrow Account in respect of the Indemnification Holdback shall be reduced to the sum of (A) Three Million One Hundred Ninety-Five Thousand, plus (B) the aggregate amount of claims for indemnification under Section 5.2(a) or Section 5.2(b) that are pending and unresolved at such time and for which notice has been provided in accordance with Article V, subject to the limitations set forth in Article V (which sum shall remain in the Indemnification Escrow Account pending the resolution of such outstanding claims), and any amount of cash in excess of that sum shall be released and distributed by the Escrow Agent to the Holders Representative (for payment to the Holders, based on Payment Percentages and in accordance with Sections 4.5 and 4.6) in accordance with the terms of the Escrow Agreement; and
(ii)on the first (1st) Business Day on or after the eighteen (18) month anniversary of the Closing Date, after accounting for cash distributed to the Holders Representative pursuant to Section 1.13(a)(i) and exclusive of the aggregate amount of claims for indemnification under Section 5.2(a) or Section 5.2(b) that are pending and unresolved at such time and for which notice has been provided in accordance with Article V, subject to the limitations set forth in Article V (which amount shall remain in the Indemnification Escrow Account pending the resolution of such outstanding claims), the remaining cash balance of the Indemnification Holdback shall be released and distributed by the Escrow Agent to the

Holders Representative (for payment to the Holders, based on Payment Percentages and in accordance with Sections 4.5 and 4.6) in accordance with the terms of the Escrow Agreement.
(b)Merger Consideration Adjustment Escrow Holdback. At the Closing, Buyer shall deposit with the Escrow Agent $1,500,000 (the “Merger Consideration Adjustment Holdback”) to be retained in escrow following the Closing Date to secure the payment of and the performance of the Holder’s obligations set forth in Section 1.10(d) of this Agreement, pursuant to and in accordance with the Escrow Agreement between Buyer, the Holders Representative and Escrow Agent. Within two (2) Business Days following payment of the Post-Closing Adjustment, any amount remaining in the Merger Consideration Adjustment Escrow Account in respect of the Merger Consideration Adjustment Holdback, if any, shall be released by the Escrow Agent to the Holders Representative (for payment to the Holders, based on Payment Percentages and in accordance with Sections 4.5 and 4.6) in accordance with the terms of the Escrow Agreement.
(c)Buyer, on one hand, and the Holders, on the other hand (in accordance with the Payment Percentages, and which the Holders Representative must first pay out of the Holders Representative Reserve Property, to the extent available), will share equally the payment of any fees and expenses payable to the Escrow Agent pursuant to the Escrow Agreement.
Section 14.Holders Representative Reserve
. Buyer shall cause the Holders Representative Reserve Deposit to be delivered to a non-interest-bearing account established by the Holders Representative (the portion of the Holders Representative Reserve remaining in such account at a given time, the “Holders Representative Reserve Property”).  The Holders Representative Reserve Property shall be held and applied by the Holders Representative for the purpose of funding any potential expenses of the Holders Representative in carrying out its authorized duties under this Agreement (“Charges”). At such time as the Holders Representative determines (in its reasonable discretion) that all or a portion of the Holders Representative Reserve Property is not necessary to pay such Charges, the Holders Representative shall cause such portion of the Holder Representative Reserve Property to be released to each Holder in accordance with Section 4.5 and Section 4.6, as applicable, and such Holder’s Payment Percentages.
Section 15.Paying Agent
. The Holders Representative shall act as the paying agent (the “Paying Agent”) for the purpose of distributing any Merger Consideration to the Holders. Provided that Buyer has made the payments to the Paying Agent as contemplated in Section 1.9(b)(iv)(a), Section 1.12(f) or otherwise in this Agreement, neither Buyer nor the Company shall have any liability to the Holders in regard to the payments to be made from the Paying Agent to the Holders pursuant to Section 1.5, Section 1.12(f), Section 4.5 or Section 4.6 nor shall Buyer or the Paying Agent have any liability in respect of any allocations and adjustment pursuant to Section 1.6 or with respect to the determination of the Payment Percentages.
Section 16.Withholding
. Notwithstanding any other provision of this Agreement, Buyer, Merger Sub, the Company, the Holders Representative and the Paying Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non-U.S. Tax law or under any applicable legal requirement, provided, that the applicable withholding agent shall notify the Person in respect of which such deduction or withholding would be made in writing of the amount and basis of such deduction and withholding and shall reasonably cooperate in good faith with such Person to mitigate any such requirement to deduct or withhold to the extent permitted by applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Article III
Article IVREPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
The Company represents and warrants to Buyer and Merger Sub, that the statements contained in this Article II are true and correct as of the date hereof (unless a specific date is set forth in such representation or warranty, in which case such representation or warranty must be true and correct as of such specific date).
Section 1.Organizational Status of the Company; Authorization.
(a)The Company is duly formed, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite company power and authority to execute and deliver the Transaction Documents to which it is a party and to perform all its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of the Transaction Documents to which the Company is a party, and the performance by the Company of its obligations hereunder and thereunder have been duly and validly authorized by all necessary action required on the part of the Company and no further action, approval or consent on the part of Company is necessary to authorize the execution, delivery or performance of this Agreement, the Transaction Documents or the consummation of the Contemplated Transactions. The Transaction Documents have been (or, when executed, will be) duly and validly executed and delivered by the Company and, assuming that such Transaction Documents have been duly executed and delivered by the party seeking to enforce such Transactions Documents, constitute (or, when executed, will constitute) the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.
(b)The Company has all requisite company power and authority to conduct its Business and to own or lease all of its Assets and Properties as is now conducted, owned or leased. The Company is duly qualified to do business in each jurisdiction where required, except to the extent the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True and complete copies of the Charter Documents of the Company have been made available to Buyer or its Representatives.
Section 2.No Conflicts; Consents and Approvals.
(a)Except as set forth on Schedule 2.2, the execution and delivery of this Agreement and the consummation of the Contemplated Transactions will not result in (i) any breach or violation of or default under the Charter Documents of the Company, (ii) any breach or violation of or default under any Law, judgment or Governmental Authorization applicable to the Company or its Assets and Properties, (iii) any breach or violation of, default under, termination or right to terminate or required payment under, in each case in any material respect, any mortgage, lease, agreement, deed of trust, indenture or any other instrument to which the Company is a party or by which the Company or any of its respective Assets and Properties are bound, or (iv) the creation or imposition of any Liens (other than Permitted Liens) on any Assets or Properties of the Company, except (in the case of clause (ii), (iii) and (iv) above) for any breach, violation, default, termination, payment or Lien that would not reasonably be expected to have a Material Adverse Effect.
(b)Except (i) for filings required under the HSR Act (if applicable), or (ii) as set forth on Schedule 2.2, no consent, approval, waiver, authorization or other order of or filing with any Governmental Authority is required on the part of the Company in connection with the Company’s execution and delivery of this Agreement or the consummation of the Contemplated Transaction.
Section 3.Capitalization of the Company and its Subsidiary.
(a)The issued and outstanding Membership Interests of the Company and the equity interests of its Subsidiaries consist solely of the equity interests set forth on Schedule 2.3(a). At the Closing, upon receipt of the Membership Interests and admission as a member of the Company, Buyer shall have no obligation solely by reason of ownership of the Membership Interests or its status as a member of the Company to make any capital contribution or other payments to the Company under the DLLCA, the Company’s Charter Documents and any subscription or similar agreement entered into by a Holder (or its predecessor as owner of a Membership Interest).
(b)The Membership Interests in the Company and the equity interests held by the Company in any of its Subsidiaries were issued in compliance with applicable Law. Neither the Membership Interests nor the equity interests held by the Company in any of its Subsidiaries were issued in violation of the Charter Documents of the Company or such Subsidiary, as applicable.
(c)Except as set forth on Schedule 2.3(c), neither the Company nor any of its Subsidiaries are a party to any written or oral Contract to grant or issue, or have otherwise granted, issued or agreed to grant or issue, any other equity interests in the Company or in any of its Subsidiaries, and there are no outstanding options, warrants, subscription rights, securities that are convertible into or exchangeable for, or any other commitments of any character relating to, any equity interests (including the Membership Interests) in the Company or any of its Subsidiaries.
(d)Neither the Company nor its Subsidiaries own any equity securities of or equity interests in any Person other than the Company’s ownership of Ventiva Systems, LLC.
(e)The Company has received no written notice that any of the Membership Interests have been transferred, pledged or otherwise encumbered.
Section 4.Financial Statements
. The Company has made available to Buyer true and complete copies of the (a) audited balance sheets and statements of income of the Company as of and for the fiscal year ended as of December 31, 2017 and December 31, 2016 and the related statements of income, operations, changes in member’s equity and cash flow for the years then ended (the “Audited Financial Statements”) and (b) unaudited balance sheets and the related statements of income, operations, changes in member’s equity and cash flow as of and for the six (6) months ended June 30, 2018 (the “Interim Financial Statements” together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements (including the related notes and schedules) present fairly, in all material respects, the financial condition and results of operations of Company as of the dates and for the periods indicated, and have been prepared in accordance with GAAP, except as described on Schedule 2.4; provided, however, that the Interim Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.
Section 5.Absence of Undisclosed Liabilities
. Except for (a) liabilities reflected or reserved against in the Financial Statements, (b) liabilities disclosed in the Disclosure Schedules, (c) Contracts entered into in the ordinary course of business or (d) as set forth on Schedule 2.5, the Company has no liabilities of a type that are required to be reflected in a balance sheet prepared in accordance with GAAP, other than liabilities incurred in the ordinary course of business since the Latest Balance Sheet Date.
Section 6.Real Property; Personal Property Leases.
(a)Neither the Company nor any of its Subsidiaries own, nor has any of the Company or any current or former Subsidiary ever owned any real property.
(b)Schedule 2.6(b) sets forth a list of the real property that the Company leases (the “Facilities”). The lease for each Facility is listed in Schedule 2.6(b) (each a “Real Property Lease”). Each Real Property Lease is in full force and effect and, to the Knowledge of the Company, is enforceable against the landlord that is party thereto in accordance with its terms. There exists no material default or material event of default (or any event that with notice or lapse of time or both would become a material default) on the part of the Company or any Subsidiary, or, to the Knowledge of the Company, any other party, under any Real Property Lease. Except as set forth on Schedule 2.6(b), since January 1, 2018, neither the Company nor any Subsidiary has received any written notice of any material default under any Real Property Lease that has not been cured nor any other termination notice with respect thereto. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has a valid leasehold interest in all of the real property necessary to conduct the business operations of the Company, free and clear of any and all Liens, other than Permitted Liens.
(c)As of the Closing Date, there will not be any subleases, license agreements or other arrangements permitting any third party to use or occupy any portion any portion of the Real Property Leases that material interferes with the business operations of the Company.
(d)The Company’s current uses of each Real Property Lease has complied and continues to comply with applicable Law in all material respects.
(e)Each lease pursuant to which the Company leases any fixtures, furniture, equipment and any other personal property and under which the Company is required to make payments in excess of $50,000 per annum (the “Personal Property Leases”) is listed in Schedule 2.6(f). Each Personal Property Lease is in full force and effect and, to the Knowledge of the Company, is enforceable against the lessor that is party thereto in accordance with its terms. There exists no material default or material event of default (or any event which with notice or lapse of time or both would become a material default) on the part of the Company or any Subsidiary, or, to the Knowledge of the Company, any other party, under any Personal Property Lease. Since January 1, 2018, neither the Company nor any Subsidiary has received any written notice of any default under any Personal Property Lease that has not been cured nor any other termination notice with respect thereto.
Section 7.Contracts.
(a)Schedule 2.7 contains a complete and correct list, as of the Closing Date, of all Material Contracts. The term “Material Contracts” means all of the following types of contracts and agreements to which the Company is a party (but excluding Real Property Leases, Personal Property Leases, Governmental Authorizations, any Company Benefit Plan, and the Insurance Policies):
(i)all written employment and consulting agreements with current officers, other employees or consultants of the Company other than Contracts that by their terms may be terminated or canceled by the Company with notice of not more than the greater of 90 days or the period of notice required under applicable Law, and in either case without penalty;
(ii)all Contracts relating to Indebtedness of the Company or any Subsidiary, including loan agreements, notes, mortgages, indentures, security agreements or guarantees of the obligations of a third party;
(iii)joint venture, partnership and limited partnership agreements;
(iv)Contracts between the Company and any Person to whom the Company is obligated to pay $50,000 or more in any calendar year or $100,000 or more under the terms of the Contract, that is not terminable on notice of ninety (90) days or less without penalty;
(v)Contracts between the Company and any Person who is obligated to pay $50,000 or more to the Company in a calendar year or $100,000 or more under the terms of the Contract (other than purchase orders or service orders entered into in the ordinary course of business of the Company);
(vi)Contracts prohibiting or restricting in any material respect the ability of the Company to compete with any Person, engage in any business or operate in any geographical area;
(vii)Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contains “take or pay” provisions;
(viii)Contracts that relate to the acquisition or disposition of a business of any other Person (whether by merger, sale of stock or other equity interests or sale of substantially all of the assets of such Person) or any real property, where the Company is obligated to pay more than $100,000;

(ix)Contracts primarily relating to the use of Intellectual Property (other than “shrink wrap” software with payment obligations of less than $10,000 in a calendar year); and
(x)any collective bargaining agreement or other labor agreement to or with any labor unions or other employee representatives or groups of employees.
(b)Each Material Contract is in full force and effect as to the Company, and to the Knowledge of the Company, as to each other party thereto. Except as set forth on Schedule 2.7(b), neither the Company, nor, to the Knowledge of the Company, any other party thereto, is in material default or breach that has not been cured (or is alleged to be in material breach of or default under), or has been provided or received any written notice of any intention to terminate any Material Contract.
(c)Except as set forth on Schedule 2.7(c), a true and complete copy of each Material Contract (or, a summary of the terms thereof if such Material Contract is not written) has been made available to Buyer, in each case as amended or otherwise modified and in effect as of the date hereof.
(d)No counterparty to any Material Contract has given written notice or threatened that is it terminating, canceling or materially changing its business relationship with the Company in a materially adverse manner.
Section 8.Employee Benefit Matters.
(a)Schedule 2.8(a) lists each Employee Benefit Plan maintained, sponsored, contributed to, or required to be contributed to by the Company for its employees (each, a “Company Benefit Plan”), including whether such Employee Benefit Plan is sponsored by Catapult or the Company, or pursuant to which the Company or Catapult could have any liability. Except as provided in Schedule 2.8(a), the Company does not sponsor any Employee Benefit Plans.
(b)Except as set forth on Schedule 2.8(b), with respect to each Company Benefit Plan, the Company has made available to Buyer or its Representatives correct and complete copies of (i) each Company Benefit Plan document (or, in the case of any such Company Benefit Plan that is unwritten, descriptions thereof) and any proposed amendments, (ii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required, (iii) the two most recent annual reports (Form 5500 series or equivalent if required under applicable Law), including all exhibits and attachments thereto, (iv) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service and any pending request for such a letter, (v) all material correspondence, and all non-routine filings made, with any Governmental Authority, (vi) all material correspondence with employees of the Company regarding any Company Benefit Plans and (vii) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto.
(c)Each Company Benefit Plan has been maintained and administered in all material respects in accordance with its terms. The Company and all of the Company Benefit Plans have complied in all material respects with the applicable provisions of ERISA, the Code and all other applicable Laws with respect to employee benefit matters.
(d)Except as set forth on Schedule 2.8(d), neither the Company nor any ERISA Affiliate maintains, contributes to or has an obligation to contribute any pension benefit plan, as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA, a multi-employer plan, as defined in Section 3(37) of ERISA, or a plan described in Section 4063(a) of ERISA, nor has either Company or any ERISA Affiliate ever maintained, contributed to or had an obligation to contribute to any pension benefit plan, as defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA, any multi-employer plan, as defined in Section 3(37) of ERISA, or any plan described in Section 4063(a) of ERISA.
(e)Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is and at all times has been so qualified, and has a currently-effective favorable determination letter or, if applicable, opinion letter, from the Internal Revenue Service as to its qualification, and nothing has occurred that could reasonably be expected to adversely affect such qualification.
(f)All contributions, premiums or benefits which are due and payable from the Company or any of its Subsidiaries under any Company Benefit Plan have been paid to or in respect of each such Company Benefit Plan.
(g)No Company Benefit Plan provides or has ever provided for medical, life insurance, or other welfare benefits to any former or current employee, or any spouse or dependent of any such employee, beyond retirement or other termination of employment (other than as required under Code Section 4980B, or similar state Law).
(h)No Company Benefit Plan is under audit or investigation by the Internal Revenue Service, the Department of Labor or any other Governmental Authority and, to the Knowledge of the Company, no such audit or investigation is threatened.
(i)There are no pending or, to the Knowledge of the Company, threatened, actions, suits or claims with respect to any Company Benefit Plan or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Company Benefit Plan), other than ordinary course claims for benefits brought by participants or beneficiaries.
(j)Each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code and that is subject to Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder during the respective time periods in which such operational or documentary compliance has been required. There is no Contract to which the Company or any of its Subsidiaries is a party or by which it is bound to compensate any employee for excise Taxes paid pursuant to Section 409A of the Code.
(k)Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions (either alone or upon the occurrence of any additional or subsequent events or the passage of time) will (i) result in any payment becoming due to any employee, (ii) increase any benefits under any Company Benefit Plan, (iii) result in the acceleration of the time of payment, vesting or funding of, or other rights in respect of, any benefits under any Company Benefit Plan or (iv) result in the triggering or imposition of any restrictions or limitations on the right of the Company or any of its Subsidiaries to amend or terminate any Company Benefit Plan or (or result in any adverse consequences for so doing).
(l)The execution of this Agreement and the consummation of the Contemplated Transactions will not (either alone or upon the occurrence of any additional or subsequent events or the passage of time), will not result in the payment of any amount that may be deemed an “excess parachute payment” under Section 280G of the Code. There is no Contract to which the Company or any of its Subsidiaries is a party or by which it is bound to compensate any employee for excise Taxes paid pursuant to Section 4999 of the Code.
(m)Neither the Company nor any of its Subsidiaries has any leased employees within the meaning of Section 414(n) of the Code.
Section 9.Intellectual Property.
(a)Schedule 2.9(a) sets forth a true and complete list as of the date hereof of all (i) Intellectual Property that is issued or renewed by, registered, recorded or filed with, or the subject of a pending application before any Governmental Authority or internet domain name registrar; (ii) material unregistered trademarks; and (iii) Proprietary Software, in each case of (i)-(iii) that are owned by or purported to be owned by the Company. The Company owns, or otherwise has the right to use pursuant to license, sublicense, agreement or otherwise, all items of Intellectual Property required in connection with the operation of the Business as presently conducted, and all such rights will survive unchanged the consummation of the Contemplated Transactions, except where the failure to own or have the right to use such Intellectual Property would not have a Material Adverse Effect. The

Company exclusively owns the material Intellectual Property owned or purported to be owned by the Company (the “Company Intellectual Property”) free and clear of all Liens (other than Permitted Liens and non-exclusive licenses granted in the ordinary course of business to customers in connection with the sale or provisions of goods or services consistent with past practice). None of the Company Intellectual Property is subject to any outstanding order, judgment, injunction, decree, ruling or agreement that restricts or would restrict the Company’s right to use or license such Company Intellectual Property.
(b)To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property, and no Person has done so in the last six (6) years. The Company and the operation of the Business do not materially infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person, and have not done so in the last six (6) years. The Intellectual Property listed in Schedule 2.9(a) is valid, subsisting and enforceable. There is no action or claim currently pending, asserted or, to the Knowledge of the Company, threatened by or against the Company concerning any of the foregoing in this Section 2.9(b).
(c)The Company has taken all reasonable measures consistent with reasonable industry practices to maintain the confidentiality and value of source code for any Proprietary Software owned by or purported to be owned by the Company and all other confidential Company Intellectual Property. Except as set forth on Schedule 2.9(c), to the Knowledge of the Company, no such source code or Company Intellectual property has been disclosed to, or discovered by any Person, other than Persons subject to appropriate non-disclosure agreements. To the Knowledge of the Company, no employee, contractor or agent of the Company is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement relating to the protection, ownership, development, use or transfer of Intellectual Property. Except as set forth on Schedule 2.9(c), the Company is a party to valid and enforceable written agreements with all Persons that have conceived, developed, acquired or created Company Intellectual Property for the Company, pursuant to which agreements the entire and unencumbered right, title and interest in and to such Intellectual Property is assigned to the Company and/or vest in the Company by operation of Law.
(d)The Company IT Assets are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the Business. The Company IT Assets are free from material bugs and other defects, have not materially malfunctioned or failed within the past three (3) years, and do not contain any viruses, malware, or similar devices. The Company has implemented backup, security and disaster recovery measures and technology consistent with reasonable industry practices, and no Person has gained unauthorized access to any Company IT Assets.
(e)All source code and other documentation concerning Proprietary Software is correct, accurate, complete and sufficiently documented to enable a software developer of reasonable skill to understand, modify, debug, enhance, compile, support and otherwise utilize all aspects of software to which it pertains, without reference to other sources of information, except as would not have a Material Adverse Effect. Except as set forth on Schedule 2.9(e), no such source code has been delivered or licensed to any other Person, or is subject to any source code escrow or assignment obligation. The Company has complied in all material respects with the terms of all Contracts governing the use or distribution of Open Source Software, and no use of or activities with respect to Open Source Software by or on behalf of the Company, or its customers, (i) requires the licensing, disclosure or distribution of any source code (other than source code that is a part of such Open Source Software) or Company Intellectual Property to any other Person, (ii) prohibits or limits the (A) receipt of consideration in connection with licensing or otherwise distributing any software, or (B) imposition of contractual restrictions on the rights of licensees or other recipients to decompile, disassemble or otherwise reverse-engineer any software, or (iii) requires the licensing or other distribution of any

Proprietary Software to any Person for the purpose of making derivative works, except as would not have a Material Adverse Effect.
Section 10.Governmental Authorizations; Compliance with Law
. The Company has all material Governmental Authorizations required for the conduct of the Business. Except as set forth on Schedule 2.10, to the Knowledge of the Company, the operations of the Business are in compliance in all material respects with applicable Laws and Governmental Authorizations. Notwithstanding the preceding two sentences, no representation or warranty is made pursuant to this Section 2.10 regarding the compliance by the Company with any Environmental Law, Tax Law, ERISA or any other Law governing or regulating Benefit Plans, wage and hour matters or other employment matters, including the Company’s possession of and compliance with any Governmental Authorization required thereunder.
Section 11.Litigation
. Except as set forth on Schedule 2.11, there is no Proceeding pending or, to the Knowledge of the Company, threatened (a) against the Company or any Subsidiary or the material Assets or Properties of the Company or any Subsidiary or (b) that, questions the validity of, or seeks to prevent or delay the consummation of this Agreement or the transactions contemplated hereby, including the Company’s performance of its obligations under any Transaction Document to which it is, or is contemplated to be, a party. There is no pending investigation of the Company or any Subsidiary by any Governmental Authority as to which the Company or any Subsidiary has been duly served or given notice or, to the Knowledge of the Company, threatened investigation of the Company or any Subsidiary by any Governmental Authority.
Section 12.Taxes
. Except as set forth on Schedule 2.12:
(a)All Tax Returns required to have been filed by the Company or with respect to the Company’s assets or activities have been timely filed. All such Tax Returns are true and correct in all material respects. All Taxes required to be paid by the Company (whether or not reflected on such Tax Returns) have been paid in full.
(b)None of the Assets or Properties of the Company is or at the Closing Date will be encumbered by any Liens (other than Permitted Liens) and there are no grounds for the assertion or assessment of any Liens against any of the properties or assets of the Company in respect of any Taxes (other than Permitted Liens).
(c)No Governmental Authority in a jurisdiction where the Company does not file Tax Returns has made a claim, assertion or threat that the Company is or may be subject to taxation in such jurisdiction.
(d)The Company has not participated in any “listed transaction” or similar transaction within the meaning of Treasury Regulations § 1.6011-4(b)(2).
(e)All Taxes that the Company is required to collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority, including any such Taxes required to be collected or withheld with respect to any employee, contractor, creditor, equity holder or other party.
(f)No written agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes relating to the Company or any of the Company’s assets or activities, and no power of attorney with respect to any such Taxes, has been executed or filed with the Internal Revenue Service or any other Taxing Authority that is currently in effect.
(g)The Company is not the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the Internal Revenue Service or any other taxing authority) within which to file any Tax Return not previously filed. The Company has not received any reports or other written assertions by agents of any Taxing Authority of any deficiencies or other liabilities for Taxes with respect to taxable periods for which the limitations period has not run. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(h)There is no Proceeding, assessment, audit or similar event pending or threatened in respect of any Taxes or Tax Return relating to the Company or any of the Company’s assets or activities.
(i)The Company (a) is not a party to, bound by, or has any obligation under, any agreement regarding the sharing of, indemnification for, or allocation of any Tax, (b) is not and has not been a member of an affiliated group filing consolidated or combined Tax Returns and (c) otherwise does not have any liability for the Taxes of any Person under applicable Law or by Contract (other than the Company).
(j)The Company is, and has been at all times since the date of formation been, properly classified as a partnership for U.S. federal and applicable state and local income Tax purposes.
Section 13.Absence of Changes
. Except for the execution and delivery of the Transaction Documents and the transactions to take place pursuant to any of the Transaction Documents on or prior to the Closing Date, since the Latest Balance Sheet Date, and except as set forth in Schedule 2.13, there has not been any change, event or development which, individually or together with other such events, would reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, except as set forth in Schedule 2.13, there has not occurred between the Latest Balance Sheet Date and the Closing Date:
(a)any transfer, issuance, repurchase, redemption, split, combination, reclassification or cancellation of any Membership Interests of the Company;
(b)any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the material Assets or Properties of the Company or its Subsidiaries in an amount exceeding $50,000 individually or $100,000 in the aggregate other than physical, damage, destruction or other casualty loss that is in the ordinary course of business and customary, among companies operating in the Business;
(c)any amendment to the Charter Documents of, or any recapitalization, reorganization, liquidation, dissolution, merger or business combination involving, the Company or any of its Subsidiaries;
(d)any incurrence of a Lien (other than a Permitted Lien) on any Assets or Properties of the Company;
(e)any entering into, or material amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to any Material Contract outside of the ordinary course of business;
(f)any declaration, setting aside or payment of any dividend or other distribution or other payment in respect of any equity interest in the Company or any of its Subsidiaries;
(g)any capital expenditures or commitments for additions to property, plant or equipment comprising part of the Assets or Properties of the Company in an amount exceeding $50,000 individually or $100,000 in the aggregate;
(h)a material change in any method of accounting or accounting practice of the Company;
(i)any incurrence, assumption or guarantee of any material Indebtedness;
(j)any capital investment in, or any loan to, any other Person;
(k)any action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, manager, independent contractor or consultant; or
(l)any entering into a Contract (or otherwise committing) to do or engage in any of the foregoing after the date hereof.
Section 14.Environmental Matters

. Except for those matters disclosed on Schedule 2.14 attached hereto:
(a)the Company is and, during the preceding three (3) years, has been in material compliance with all applicable Environmental Laws, and has obtained, maintained and is in compliance with the terms of all permits, licenses, registrations, consents and approvals required under all applicable Environmental Laws to entitle the Company to operate its assets and to carry on and conduct the Business as currently conducted;
(b)to the Knowledge of the Company, there have been no Releases or exposures to Hazardous Substances (i) at, on, or migrating from any Business Facilities (including any buildings or improvements located thereon) or any real property formerly owned, leased or operated by the Company or (ii) arising from or relating to the operations of or any products manufactured, marketed, sold or distributed, by the Company or its predecessors; in each case, that would reasonably be likely to give rise to material liabilities or obligations of the Company;
(c)there are no pending or, to the Knowledge of the Company, threatened orders, writs, judgments, awards, injunctions, decrees, or adversarial Proceedings arising under any Environmental Laws with respect to the Company or affecting the Business Facilities or any of the Assets and Properties (whether real, personal or mixed) currently or formerly owned or operated by the Company and for which the Company has been alleged or would be expected to have liability;
(d)the Company has not received any written notices from a Governmental Authority or other claimant regarding any actual or alleged unresolved violation of, or liability under, any Environmental Law by the Company, or of any unresolved obligation to undertake or bear the cost of any Environmental Liabilities with respect to the operations of the Company or otherwise with respect to the Business Facilities, any other properties in which the Company has or had an interest or at which it has operated (other than the Other Facilities), or any property at which Hazardous Substances were generated by the Company or to which Hazardous Substances generated by the Company were transferred; in each case, other than any such notices that are fully resolved with no ongoing obligations or liabilities;
(e)except with respect to Contracts entered into by the Company in the ordinary course of business, to the Knowledge of the Company, the Company has not assumed or retained by Contract or by operation of Law any obligation of a third party under any Environmental Law or concerning any Hazardous Substance that would reasonably be likely to give rise to material liabilities or obligations of the Company under Environmental Law; and
(f)the Company has made available to Buyer true and complete copies and results of any third party Phase I or Phase II environmental site assessment reports or studies in the possession of or reasonably accessible to the Company pertaining to Environmental Law or Hazardous Substances and regarding the Business Facilities or the operation of the Business.
The representations and warranties in this Section 2.14 shall not apply to, and for purposes of this Section 2.14 only, the term “Business Facilities” shall not include, any real property or residential premises that (i) the Company leases for the sole purpose of providing housing or living arrangements to its employees and (ii) are managed and owned by third parties not affiliated with the Company.
Section 15.Employment Matters
. Except as otherwise disclosed on Schedule 2.15:
(a)The Company has previously provided Buyer with a list of each individual who, as of the Closing Date, was employed by the Company (“Company Employees”), along with each such Company Employee’s (i) approximate date of hire, (ii) then current title or grade, normal work location, exempt or non-exempt status, and active or leave status, and (iii) salary or rate of compensation, bonuses and other compensation paid or payable by, as applicable, the Company and its Subsidiaries during 2018 and 2017.
(b)The Company is in compliance in all material respects with all applicable Laws relating to employment and labor, including but not limited to, provisions thereof relating to wages, hours, overtime, classification of employees as exempt or nonexempt, employment discrimination, safety and health, workers’ compensation, equal employment opportunity, collective bargaining and the collection and payment of withholding and employment taxes.
(c)The Company has not experienced any strike, labor dispute or work stoppage during the last two (2) years, and no such labor dispute is pending, or to the Knowledge of the Company, threatened between any Company Employee and the Company.
(d)There are no claims (other than ordinary claims under Company Benefit Plans), disputes, grievances or disciplinary actions pending or, to the Knowledge of the Company, threatened against the Company by any Company Employee or any former employee of the Company.
(e)There are no workers’ compensation claims pending against the Company as of the Closing Date and there are no pending claims asserted against the Company by any Company Employee or any former employee of the Company relating to wage and hour statutes, including but not limited to the Fair Labor Standards Act, 29 U.S.C. 201, et seq.
(f)To the Knowledge of the Company, no employee of the Company is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully the duties of his or her position with the Company.
(g)All employees of the Company are legally employed, and the Company is in material compliance with all requirements of the Immigration and Reform Control Act of 1986.
(h)The Company is not, nor has been within the last six (6) years, a party to or bound by any collective bargaining agreement or similar labor agreement with a labor union or other employee representative, and there are no current union organization activities or representation questions involving the Company Employees or employees of any of the Company’s Subsidiaries.
(i)Neither the Company nor any of its Subsidiaries has or has had within the last two (2) years, any liability arising from the misclassification of any Person as an independent contractor, temporary employee, leased employee or any other service provider compensated other than through reportable wages (as an employee) paid by the Company or a Subsidiary (any such Person, a “Contingent Worker”), and no Contingent Worker has been improperly excluded from any Company Benefit Plan.
Section 16.No Brokers or Finders
. Except for Simmons & Company International, the Company has not retained, employed or used any broker, finder, financial advisor or other similar agent that is entitled to any fee or commission from the Company or Buyer in connection with this Agreement or the Transaction Documents.
Section 17.Insurance
. Schedule 2.17 lists all property, liability, commercial general liability, workers compensation other forms of insurance (other than any Company Benefit Plans) currently in effect covering the operations of the Company (the “Insurance Policies”). Each Insurance Policy is valid and in effect. Except as set forth on Schedule 2.17, no Insurance Policy provides for any retrospective premium adjustment or other experience-based liability on the part of the Company. The Company has not received written notice that any insurer under any policy referred to in Schedule 2.17 is denying liability with respect to an unresolved claim thereunder or defending such claim under a reservation of rights clause.
Section 18.Title, Condition and Sufficiency of Assets

. Except as set forth on Schedule 2.18, the Company is the sole and exclusive owner of, and has good and valid title to all of its Assets and Properties, which are reflected as owned by the Company on the Latest Balance Sheet, or a valid leasehold or other contractual interest in all of their leased assets, in each case, free and clear of all Liens, except for Permitted Liens. Except as set forth on Schedule 2.18, (i) the Company currently owns or leases all of the tangible personal property necessary to conduct its business in all material respects as conducted immediately prior to the Closing and (ii) the material Assets and Properties of the Company are in good operating condition and repair, and are adequate for the uses to which they are being put. The Assets and Properties are sufficient for the continued conduct of the Business after the Closing Date in substantially the same manner as conducted immediately prior to the Closing and constitute all of the material rights, property and assets necessary to conduct the business of the Company as currently conducted.
Section 19.Related Party Transactions
. Except as set forth in Schedule 2.19, the Company is not a party to any Contract, loan or other arrangement with any Related Party.
Section 20.No Powers of Attorney
. The Company does not have any powers of attorney or comparable delegations of authority outstanding.

Article V
Article VIREPRESENTATIONS AND WARRANTIES OF BUYER
Each of Buyer and Merger Sub, jointly and severally, represents and warrants to the Company and the Holders, that the statements contained in this Article III are true and correct as of the date hereof (unless a specific date is set forth in such representation or warranty, in which case such representation or warranty must be true and correct as of such specific date).
Section 1.Organizational Status; Authority
.
(a)Buyer is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all requisite legal capacity, power and authority to execute and deliver the Transaction Documents to which it is a party and to perform all its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of the Transaction Documents to which Buyer is a party, and the performance by Buyer of its obligations hereunder and thereunder have been duly and validly authorized by all necessary action required on the part of Buyer and no further action, approval or consent on the part of Buyer is necessary to authorize the execution, delivery or performance of this Agreement, the Transaction Documents or the consummation of the Contemplated Transactions. The Transaction Documents have been (or, when executed, will be) duly and validly executed and delivered by Buyer and, assuming that such Transaction Documents have been duly executed and delivered by the party seeking to enforce such Transactions Documents, constitute (or, when executed, will constitute) the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar Laws relating to or affecting the enforcement of creditors’ rights generally, or by general equitable principles (regardless of whether enforcement is considered in a proceeding at Law or in equity). Buyer has full power and authority to conduct the business of Buyer as and to the extent now conducted and to own, use and lease its Assets and Properties.
(b)    The Merger Sub is duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Merger Sub has all requisite legal capacity, power and authority to execute and deliver the Transaction Documents to which it is a party and to perform all its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Merger Sub of the Transaction Documents to which the Merger Sub is a party, and the performance by the Merger Sub of its obligations hereunder and thereunder have been duly and validly authorized by all necessary action required on the part of the Merger Sub and no further action, approval or consent on the part of the Merger Sub is necessary to authorize the execution, delivery or performance of this Agreement, the Transaction Documents or the consummation of the Contemplated Transactions. The Transaction Documents have been (or, when executed, will be) duly and validly executed and delivered by the Merger Sub and, assuming that such Transaction Documents have been duly executed and delivered by the party seeking to enforce such Transactions Documents, constitute (or, when executed, will constitute) the legal, valid and binding obligation of the Merger Sub, enforceable against the Merger in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar Laws relating to or affecting the enforcement of creditors’ rights generally, or by general equitable principles (regardless of whether enforcement is considered in a proceeding at Law or in equity). The Merger Sub has full power and authority to conduct the business of the Merger Sub as and to the extent now conducted and to own, use and lease its Assets and Properties.
Section 2.No Conflicts; Consents and Approvals
.
(a)The execution, delivery and performance of this Agreement by Buyer or Merger Sub will not result in (i) any conflict with the Charter Documents of Buyer or Merger or (ii) any breach or violation of or default under any Law, judgment, order, decree, license, permit or Governmental Authorization or any mortgage, lease, agreement, deed of trust, indenture or any other instrument to which Buyer or the Merger Sub is a party or by which Buyer or Merger Sub or any of their respective Assets and Properties are bound.
(b)No consent, approval or authorization of or filing with any Governmental Authority is required on the part of Buyer, the Merger Sub or any respective Affiliate thereof in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions.
Section 3.Litigation
. There is no Proceeding involving Buyer or Merger Sub pending or, to the knowledge of the Buyer, threatened against Buyer or Merger Sub that questions the validity of, or seeks to prevent or delay the consummation of this Agreement or the Contemplated Transactions, including Buyer’s or Merger Sub’s performance of its obligations under any Transaction Document to which it is, or is contemplated to be, a party.
Section 4.Purchase for Investment
. Buyer (a) is an informed, sophisticated entity with sufficient knowledge and experience in investment and financial matters so as to be capable of evaluating the risks and the Contemplated Transactions, (b) has determined that the Merger is consistent with its general investment objectives, (c) understands that the purchase of the Membership Interests of the Company through the Merger involves certain business and other risks, (d) is financially able to bear the risks of Merger, (e) has had an opportunity to discuss the business, management and financial affairs of the Company with the Holders and the Company and, in entering into this Agreement, is relying on its informed conclusions of its own investigations of such businesses, (f) is acquiring the Membership Interests of the Company through the Merger for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, (g) was not organized for the specific purpose of the Merger, (h) understands that the Membership Interests of the

Company have not been registered under the Securities Act or the applicable securities or blue sky laws of any state and, accordingly, must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (i) is an “accredited investor” as defined in Rule 501(a) under the Securities Act and (j) understands that the exemptions from registration under the Securities Act relied upon by the Company or a Holder are based in part on the fact that Buyer is an “accredited investor” as defined in Rule 501(a) under the Securities Act.
Section 5.No Brokers or Finders
. Neither Buyer nor the Merger Sub has retained, employed or used any broker, finder, financial advisor or other similar agent that is entitled to any fee, commission or compensation from any Holder or the Company in connection with this Agreement or the Transaction Documents.
Section 6.HSR Act
. The board of directors of Buyer has determined in good faith that the fair market value, calculated in accordance with the HSR Act, of all of the Company Interests to be acquired by Buyer pursuant to this Agreement and that will be held by Buyer after the consummation of the transactions contemplated by this Agreement does not exceed the applicable HSR Act reporting threshold.

Article VII
Article VIIICOVENANTS OF PARTIES
Section 1.Consents
. Buyer acknowledges the third-party consents and waivers (including those set forth on Schedule 2.2) may be required from parties to the Material Contracts and other Contracts to which the Company is a party. Without limiting any rights or remedies Buyer may have in respect of Losses suffered due to the failure to obtain any consent or waiver that (a) may be required in connection with the Contemplated Transactions or in order to avoid giving a counterparty a right of termination and (b) is not set forth in Schedule 2.2 or otherwise disclosed in writing to Buyer, no Holder shall have any liability whatsoever to Buyer or (after Closing) the Company arising out of or relating to the failure to obtain any consents or waivers that may be required in connection with the Contemplated Transactions or because of the termination of any Material Contract or other Contract as a result thereof if (A) the consent or waiver is set forth on Schedule 4.1 on the Closing Date or its requirement is otherwise disclosed to Buyer, (B) Buyer has received written notice that the consent or waiver has not been obtained and (C) Buyer, nonetheless, elects to consummate the transaction contemplated hereby.
Section 2.Publicity
. No press release or public announcement related to this Agreement, or the Contemplated Transactions, may be issued or made by any Party without the approval of the other Parties (which such approval shall not be unreasonably withheld, conditioned or delayed), unless required by Law or any securities exchange (including Buyer’s obligations under the U.S. Securities Exchange Act of 1934), in which case the other Parties shall have the right to review such press release or announcement prior to publication. The Company acknowledges that the Buyer’s parent company is subject to the periodic and current reporting requirements of the U.S. Securities Exchange Act of 1934 and that Buyer will be obligated to file a current report on Form 8-K no later than four business days after the Closing Date.
Section 3.Employee Benefits.
(a)As of the Closing Date, the only individuals employed by the Company and its Subsidiaries at the Effective Time are the individuals set forth on Schedule 4.3(a) (such individuals, the “Continuing Employees”).
(b)As of and following the Closing Date, Buyer will permit the Continuing Employees and, as applicable, their eligible dependents, to participate in the welfare benefit plans, programs or policies (including any plan intended to qualify within the meaning of Section 401(a) of the Code and any vacation, sick, per personal time off plans or programs) of Buyer (each, a “Buyer Plan”), on terms no less favorable than those provided to similarly situated employees of Buyer on the Closing Date; provided that (i) the Continuing Employees shall continue to participate in the Company’s medical and dental benefits plans until the end of the calendar month in which the Closing Date occurs after which they will become eligible to participate in Buyer’s medical and dental benefits plans and (ii) Buyer shall cause the Continuing Employees to become eligible to participate in its 401k retirement plan as promptly as practicable following the Closing Date. Buyer shall, and shall cause its Affiliates to, give each Continuing Employee full credit (for all purposes, including eligibility to participate, vesting, vacation entitlement and severance benefits) for all service with the Company (or predecessor employers) prior to the Closing Date under each of the comparable Buyer Plans in which such Continuing Employee becomes a participant; provided, however, that such service will not be credited (i) to the extent it would result in a duplication of benefits, or (ii) for purposes of any plan, program or arrangement (A) under which similarly situated employees of Buyer and its Affiliates (not including the Company) do not receive credit for prior service or (B) that is grandfathered or that is that is frozen with respect to level of benefits or participation, or (iii) with respect to benefit accruals under any defined benefit pension plan. In addition, with respect to each Buyer Plan, Buyer and each of its Affiliates, as applicable, shall (A) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (B) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Company Benefit Plan for the plan year that includes the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Buyer or its Affiliate, as applicable, for the plan year in which the Closing Date occurs.If requested by Buyer in writing delivered to the Company not less than ten (10) Business Days prior to the Closing Date, the Company shall take all such action as is necessary to terminate the Employee Retirement Plan (i.e. the Company’s 401(k) retirement plan), effective as of the day prior to the Closing Date.
(c)The Company shall take all such action as is necessary to terminate the participation of all of its employees in the 401(k) retirement plan of Catapult Energy Services Group, LLC, effective as of the day prior to the Closing Date.
(d)Subject to the Company providing Buyer with all information relating to the termination of employment of Continuing Employees that may have an impact on the analysis relating to the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et. seq., the regulations and rules thereunder, or under any similar provision of any federal, state, foreign or local law, rule or regulation (collectively, a “WARN Obligation”), to the extent that any WARN Obligations arise with respect to any loss of employment by any employee of the Company in connection with or as a result of the Contemplated Transactions, whether on or after the Closing, Buyer shall be solely responsible for such WARN Obligation and any associated obligations.
(e)Nothing in this Section 4.3, whether express or implied, shall confer upon any Person whether or not a Party to this Agreement (including any Continuing Employee) any right to continued employment with the Company and nothing herein shall be construed so as to prohibit Buyer or any of its Affiliates from having the right to terminate the employment of any Continuing Employee, provided that any such termination is effected in accordance with applicable Law.
(f)The provisions of this Section 4.3 are for the sole benefit of the parties hereto and nothing herein, express or implied, is intended or shall be construed to confer upon or give to any person (including any Continuing Employee), other than the parties to this Agreement and their respective successors and permitted assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Section 4.3. Nothing contained herein, express or implied: (i)

shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement; (ii) shall alter or limit the Buyer’s ability to amend, modify or terminate any benefit plan, program, agreement or arrangement; or (iii) is intended to confer upon any Continuing Employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.
Section 4.Director and Officer Indemnification
.
(a)Buyer agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, managers, members or officers of the Company (including those provided in the Charter Documents of the Company), and each of the foregoing who served as a director, manager or officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company, in their capacities as such and not as members and/or equity holders of a Company or otherwise (each, together with such person’s heirs, executors or administrators, a “Company Indemnified Party”), as the case may be, shall survive the Closing and shall continue in full force and effect.
(b)At Closing, Buyer shall cause the Company to obtain, by payment of the D&O Tail Amount, for the benefit of the Company Indemnified Parties who are currently covered by the Company’s existing directors’ and officers’ liability insurance “tail” insurance policies with a claims period of at least six (6) years from the Closing Date with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies for claims arising from facts or events that occurred on or prior to the Closing Date (the “D&O Tail Policies”). The D&O Tail Policies shall not be amended, repealed, or otherwise modified by Buyer or any of its Affiliates (including the Company) for a period of six (6) years from the Closing Date in any manner that would materially and adversely affect the rights thereunder of individuals who, at the Closing, were directors, officers, employees, fiduciaries, or agents of the Company and covered by the tail policy.
(c)The provisions of this Section 4.4 shall survive the consummation of the Contemplated Transactions and expressly are intended to benefit, and are enforceable by, each Company Indemnified Party.
Section 5.Post-Closing Procedures for Capital Interests Holders
. If any portion of the Merger Consideration is payable after Closing to the Capital Interests Holders (other than the Holders Closing Consideration), including the Capital Interests Holders’ applicable portion of (a) Merger Consideration Adjustment Escrow Property released from the Merger Consideration Adjustment Escrow Account, (b) Indemnification Escrow Property released from the Indemnification Escrow Account, (c) the Earn-Out Payment, (d) the Additional Consideration, (e) a release by the Holders Representative of a portion of the Holders Representative Reserve Property or (f) such other consideration required to be paid to the Capital Interests Holders under this Agreement, then, such amounts shall first be paid to the Paying Agent, who shall promptly pay the applicable amounts (based on the Payment Percentages) to the Capital Interests Holders who previously delivered the Holder Materials pursuant to Section 1.5(a), in cash or other immediately available funds, less that portion of the applicable payment, if any, that is withheld pursuant to Section 1.16.
Section 6.Post-Closing Procedures for Incentive Interests Holders
. If any portion of the Merger Consideration is payable after Closing to the Incentive Interests Holders (other than the Holders Closing Consideration), including the Incentive Interests Holders’ applicable portion of (a) Merger Consideration Adjustment Escrow Property released from the Merger Consideration Adjustment Escrow Account, (b) Indemnification Escrow Property released from the Indemnification Escrow

Account, (c) the Earn-Out Payment, (d) the Additional Consideration, (e) a release by the Holders Representative of a portion of the Holders Representative Reserve Property or (f) such other consideration required to be paid to the Incentive Interests Holders under this Agreement, then, such amounts shall first be paid to the Paying Agent, who shall promptly pay the applicable amounts (based on the Payment Percentages) to the Incentive Interests Holders who previously delivered the Holder Materials pursuant to Section 1.5(b), in cash or other immediately available funds, less that portion of the applicable payment, if any, that is withheld pursuant to Section 1.16.

Article IX
Article XINDEMNIFICATION
Section 1.Survival
. All of the representations and warranties of the parties contained in Articles II and III shall survive the Closing hereunder for an 18 month period following the Closing Date, except the representations and warranties in Section 3.6 which shall survive indefinitely, and claims for Fraud which shall survive until December 31, 2021. All covenants and agreements of the Parties made in this Agreement to be performed after Closing shall survive the Closing and shall remain in full force and effect until the performance thereof. No claim for indemnification pursuant to Section 5.2(a) or Section 5.3 based on the breach, or alleged breach, of a representation, warranty, agreement or covenant may be asserted after the date on which such representation, warranty, agreement or covenant expires hereunder; provided that any claims asserted in good faith (and in accordance with Section 5.4) with reasonable specificity and in writing by notice from the non-breaching Party to the breaching Party (which in the case of a claim on behalf of all of the Holders, must be made by Holders Representative) prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved (subject to Section 5.4(b)).
Section 2.Indemnification of Buyer.
(a)After the Closing and subject to the limitations set forth in this Agreement, Buyer, Merger Sub and the Surviving Company and their respective Affiliates, and each of their respective officers, directors, shareholders, members, managers, agents and attorneys (collectively, the “Buyer Indemnified Parties”) shall be indemnified and held harmless against, without duplication, any loss, Taxes, liability (including, without limitation, STRICT LIABILITY), deficiency, damage, expense or cost (including costs of investigation and defense and reasonable attorneys’ fees), whether or not involving a third-party claim (collectively, “Losses”), actually incurred or suffered by any Buyer Indemnified Party arising out of
(i)any breach of any representation or warranty contained in Article II of this Agreement;
(ii)any breach of any representation or warranty made by a Holder in such Holder’s Letter of Transmittal (the “Letters of Transmittal Representations”);
(iii)any breach of, or failure to perform, any covenant or obligation of a Holder contained in this Agreement or in any of the Transaction Documents;
(iv)any breach of, or failure to perform any covenant or obligation of the Company that is to be performed prior to the Closing in this Agreement or in any of the Transaction Documents, such indemnity to be funded to be solely and exclusively by funds from the Indemnity Escrow Account or by set off against the Earn-Out Payment, if any, and only in accordance with the terms of the Escrow Agreement and this Agreement.
(b)Other than with respect to Losses arising out of any breach of Company Fundamental Representations, the Letters of Transmittal Representations or of a representation or warranty in Section 2.12, none of the Buyer Indemnified Parties shall be entitled to assert any right to indemnification under Section 5.2(a)(i) or Section 5.2(a)(ii) with respect to a claim or series of related claims if such claim or series of related claims arising out of the same or similar set of facts or circumstances where the Losses related thereto are less than $10,000 (each, a “De Minimis Loss”). Other than with respect to Losses arising out of any breach of Company Fundamental Representations, Letter of Transmittal Representations or of a representation or warranty in Section 2.12, none of the Buyer Indemnified Parties shall be entitled to assert any right to indemnification under Section 5.2(a)(i) or Section 5.2(a)(ii) until the aggregate amount of all Losses, not including any De Minimis Losses, actually incurred by the Buyer Indemnified Parties with respect to such matters exceeds $500,000 (the “Basket”), in which case the Buyer Indemnified Parties shall have the right to seek indemnification for all Losses in excess of, but not including, the Basket.
(c)Notwithstanding anything to the contrary in this Agreement, and subject to the other limitations on indemnification set forth in this Article V:
(i)the Buyer Indemnified Parties’ recovery of all indemnification obligations owed to the Buyer Indemnified Parties under this Agreement, other than with respect to Section 5.2(a)(ii) and Section 5.2(a)(iii), will be limited solely to recovery against the remaining amount of the Indemnification Escrow Property or the Earn-Out Payment.
(ii)the Buyer Indemnified Parties’ recovery of all indemnification obligations owed to the Buyer Indemnified Parties under Section 5.2(a)(ii) and Section 5.2(a)(iii) will be limited solely to recovery against the remaining amount of such breaching Holder’s Payment Percentage of (A) the Indemnification Escrow Property or (B) the Earn-Out Payment.
(iii)in no event shall a Holder be liable for indemnity obligations attributable to the acts or omissions, Fraud or breaches of Letters of Transmittal Representations of another Holder.
(iv)other than the Indemnification Holdback deposited by Buyer with the Escrow Agent at Closing, the Holders and the Company shall have no obligation to pay any amounts into, or increase, the Indemnification Holdback.
(v)the Buyer Indemnified Parties may not recover against the Earn-Out Payment once it is paid to the Paying Agent or the Indemnification Holdback once all of the Indemnification Escrow Property has been released from the Indemnification Escrow Account.
(d)No Materiality. Except with respect to representations and warranties in Section 2.4 and Section 2.13 or determining whether Fraud has occurred, for purposes of determining whether a breach of any representation, warranty or covenant has occurred under this Agreement and the damages suffered as a result of such breach, no qualification as to materiality or Material Adverse Effect (or any correlative terms) shall be taken into consideration.
Section 3.Indemnification of Holders
. After the Closing and except as otherwise limited hereby, the Buyer and the Company, jointly and severally, shall indemnify the Holders and their respective Affiliates, and each of their respective officers, directors, shareholders, members, managers, agents and attorneys (collectively, the “Holder Indemnified Parties”) and hold them harmless against any Losses, arising from or based upon:
(a)any breach of any representation or warranty made by Buyer contained in Article III of this Agreement;
(b)any breach of, or failure to perform, any covenant or obligation of Buyer contained in this Agreement; and
(c)any breach of, or failure to perform any covenant or obligation of the Company that is to be performed after the Closing in this Agreement or in any of the Transaction Documents.

Section 4.Procedure for Indemnification.
(a)Making of Claims. No Buyer Indemnified Party or Holder Indemnified Party (each, an ”Indemnified Party”) shall be entitled to indemnification for Losses under this Agreement unless the Indemnified Party shall have given to the other party from which indemnification is sought (the “Indemnifying Party”) a written claim notice relating to such Loss for which such Indemnified Party is entitled to indemnification under this Article V (“Indemnification Claim”) prior to the expiration of the representation, warranty or covenant upon which the claim is based. The Indemnification Claim shall be given reasonably promptly (but in no event more than twenty (20) Business Days) after the Indemnified Party becomes aware that a claim for indemnification may be warranted, and shall state in reasonable detail, including the factual circumstances giving rise to and the basis of the Indemnified Party’s request for indemnification under this Agreement, and will indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered. If the Indemnified Party delivering the Indemnification Claim is a Buyer Indemnified Party, then the Indemnified Party shall also deliver a copy of the Indemnification Claim to the Escrow Agent on the same day that the Indemnified Party delivers the Indemnification Claim to the Holders Representative. The failure of any Indemnified Party to give notice of an Indemnification Claim shall not relieve the Indemnifying Party of its obligations under this Section 5.4, except to the extent that the Indemnifying Party is materially prejudiced by the failure to give such Indemnification Claim.
(b)If the Indemnifying Party does not agree with an Indemnification Claim, then within thirty (30) Business Days after the Indemnifying Party’s receipt of the Indemnification Claim, the Indemnifying Party shall deliver to the Indemnified Party a written notice setting forth the Indemnifying Party’s objection to such claim and stating in reasonable detail the Indemnifying Party’s reasons for such objection and the amount of Indemnification Claim in dispute. If the Indemnification Claim to which the Indemnifying Party is objecting is made by a Buyer Indemnified Party, then the Indemnifying Party shall also deliver a copy of the objection to the Indemnification Claim to the Escrow Agent on the same day that the Indemnifying Party delivers the objection to the Indemnified Party. Following delivery of the objection, the Parties shall negotiate in good faith for a period of at least twenty (20) Business Days from the date the Indemnified Party receives such objection in an effort to resolve the Indemnification Claim. After the twenty (20) Business Day period, if the Parties still cannot agree on the claim, the Indemnified Party may, within one (1) year thereafter with respect to its claim for indemnification, commence a Proceeding against the Indemnifying Party to enforce its rights to indemnification from and against any Losses described in the Indemnification Claim described above. If the Indemnifying Party does not submit a written notice objecting to such Indemnification Claim with such thirty (30) Business Day period, then the Indemnifying Party shall be deemed to have accepted such claim and, unless otherwise stated herein, shall be barred from objecting to such Indemnification Claim.
(c)Defense of Third Party Claims. With respect to indemnity claims based on a third party claim made against an Indemnified Party, the Indemnifying Party shall be entitled, through counsel of its own choosing and reasonably satisfactory to the Indemnified Party, to assume the defense thereof or other indemnification obligation with respect thereto; provided, however, that any Indemnified Party shall be (i) entitled to participate in any such claim with counsel of its own choice by and at its own expenses, it being understood, however, that the Indemnifying Party will continue to control such defense and (ii) shall be entitled to control such defense with counsel of its own choice at the expense of the Indemnifying Party (but only if the Indemnified Party is actually entitled to indemnification hereunder) by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party, if (A) the Indemnifying Party fails to notify the Indemnified Party in writing, within fifteen (15) Business Days after delivery of the Indemnification Claim, of its election to assume such defense, (B) the Indemnifying Party fails to defend diligently the action or Proceeding within fifteen (15) Business Days after receiving notice of such failure from such Indemnified Party,

(C) such Indemnified Party reasonably shall have concluded (upon advice of its counsel) that there may be one or more legal defenses available to such Indemnified Party or other Indemnified Parties which are not available to the Indemnifying Party or (D) if such Indemnified Party reasonably shall have concluded (upon advice of its counsel) that, with respect to such claims, the Indemnified Party and the Indemnifying Party may have different, conflicting, or adverse legal positions or interest. In such circumstances, the Indemnified Party shall defend any such third-party claim in good faith and have full control of such defense and proceedings and the Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 5.4(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnifying Party will obtain the prior written consent, which shall not be unreasonably withheld, conditioned or delayed, of the Indemnified Party before entering into any settlement, compromise, admission or acknowledgement of the validity of such third party claim if the settlement requires an admission of guilt or wrongdoing on the party of the Indemnified Party, subjects the Indemnified Party to criminal liability or does not unconditionally release the Indemnified Party from all liabilities and obligations with respect to such third-party claim or the settlement imposes injunctive or other equitable relief against, or any continuing obligation or payment requirement on, the Indemnified Party. Notwithstanding the foregoing, the Indemnified Party may not enter into any compromise or settlement of a third party claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed).
(d)The Indemnified Party and Indemnifying Party will cooperate in the defense or prosecution of any third-party and will furnish or cause to be furnished such records, information and testimony (subject to any applicable confidentiality agreement), and attend such conferences, discovery proceedings, hearings, trials or appeals as may be reasonably requested in connection therewith.
Section 5.Exclusive Remedies; Waiver of Certain Damages
. EXCEPT (a) AS MAY BE SET FORTH IN A SEPARATE AGREEMENT BETWEEN BUYER AND A HOLDER DELIVERED AT CLOSING OR (b) IN THE CASE OF FRAUD BY ANY HOLDER (IN WHICH CASE THE BUYER INDEMNIFIED PARTIES MAY SEEK CLAIMS SOLELY AGAINST SUCH HOLDER) (I) FROM AND AFTER THE CLOSING, THE REMEDIES OF THE PARTIES SPECIFICALLY PROVIDED FOR BY THIS ARTICLE V SHALL BE THE SOLE AND EXCLUSIVE REMEDIES OF THE PARTIES FOR ALL MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, THE BUSINESS, THE COMPANY, THE FACILITIES, THE COMPANY’S ASSETS AND PROPERTIES OR THE MEMBERSHIP INTERESTS OF THE COMPANY (INCLUDING ANY MATTERS COVERED BY ANY TRANSACTION DOCUMENT) AND (II) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER HEREBY EXPRESSLY AGREES THAT FROM AND AFTER CLOSING, BUYER SHALL NOT SEEK AND HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY RIGHTS, CLAIMS, CAUSES OF ACTION TO OR FOR INDEMNIFICATION, CONTRIBUTION, COST RECOVERY REPAYMENT OR OTHER REMEDY (WHETHER ARISING UNDER STATUTORY OR COMMON LAW) OR RECOURSE DIRECTLY OR INDIRECTLY (THROUGH ANY DIRECTOR, MANAGER, OFFICER, EMPLOYEE, CONSULTANT, AGENT OR REPRESENTATIVE OF ANY HOLDER, THE COMPANY OR OTHERWISE) FROM THE HOLDERS WITH RESPECT TO ANY MATTER RELATING TO THE COMPANY OR ITS ASSETS AND PROPERTIES, THE BUSINESS OR THE MEMBERSHIP INTERESTS OF THE COMPANY (INCLUDING, BUT NOT LIMITED TO, ANY LIABILITIES PURSUANT TO ENVIRONMENTAL LAWS OR ANY MATTERS RELATING TO THE MERCHANTABILITY, VALUE OR USE OF ANY SUCH PROPERTIES OR ASSETS) OR THE SUBJECT MATTER OF THIS AGREEMENT (WHETHER ON THE BASIS OF A CLAIM SOUNDING IN TORT, CONTRACT, STATUTE OR OTHERWISE)

OUTSIDE OF THE PROVISIONS OF THIS ARTICLE V. IN NO EVENT SHALL ANY PARTY BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL (UNLESS PROBABLE AND REASONABLY FORESEEABLE AS OF THE DATE OF THIS AGREEMENT), OR INDIRECT DAMAGES, LOST PROFITS, DIMINUTION IN VALUE, DAMAGE TO REPUTATION OR LOSS TO GOODWILL, WHETHER BASED IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, EXCEPT THAT THIS SECTION 5.5 SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVERY UNDER ARTICLE V OF THIS AGREEMENT FOR ANY SUCH DAMAGES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH DAMAGES TO AN UNAFFILIATED THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION UNDER ARTICLE V OF THIS AGREEMENT.
Section 6.Independent Investigation; Waiver of Other Representations.
(a)EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN OR THE LETTERS OF TRANSMITTAL, EACH HOLDER AND THE COMPANY EXPRESSLY DISCLAIMS, ON BEHALF OF ITSELF AND ITS AFFILIATES, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO (i) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM RELATING TO THE COMPANY, THE BUSINESS, THE MEMBERSHIP INTERESTS OF THE COMPANY OR THE COMPANY ASSETS AND PROPERTIES, (ii) ANY ESTIMATES OF THE VALUE OF THE COMPANY, THE BUSINESS, THE MEMBERSHIP INTERESTS OF THE COMPANY OR THE COMPANY ASSETS AND PROPERTIES, OR FUTURE REVENUES GENERATED THEREBY, (iii) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN, MARKETABILITY, PROSPECTS (FINANCIAL OR OTHERWISE) OR RISKS AND OTHER INCIDENTS OF THE COMPANY, THE BUSINESS, THE MEMBERSHIP INTERESTS OF THE COMPANY OR THE COMPANY ASSETS AND PROPERTIES OR (iv) ANY OTHER DUE DILIGENCE INFORMATION. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR THE LETTERS OF TRANSMITTAL, EACH HOLDER AND THE COMPANY (A) DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES, AND (B) THE PARTIES AGREE THAT THE BUYER SHALL BE DEEMED TO BE OBTAINING ALL OF THE HOLDERS’ INTERESTS IN THE COMPANY AND THEIR CORRESPONDING INDIRECT INTERESTS IN THE COMPANY ASSETS AND PROPERTIES, IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS,” “WHERE IS” AND “WITH ALL FAULTS.”
(b)BUYER HEREBY ACKNOWLEDGES THAT (i) IT HAS MADE ITS OWN INDEPENDENT EXAMINATION, INVESTIGATION, ANALYSIS AND EVALUATION OF THE BUSINESS, OPERATIONS, ASSETS AND PROPERTIES, LIABILITIES, RESULTS OF OPERATIONS, FINANCIAL CONDITION, TECHNOLOGY AND PROSPECTS OF EACH OF THE COMPANY, (ii) IT HAS BEEN PROVIDED ACCESS TO PERSONNEL, PROPERTIES, PREMISES AND RECORDS OF THE COMPANY (INCLUDING THE BOOKS AND RECORDS OF THE COMPANY) FOR SUCH PURPOSE AND HAS RECEIVED AND REVIEWED SUCH INFORMATION AND HAS HAD A REASONABLE OPPORTUNITY TO ASK QUESTIONS OF AND RECEIVE ANSWERS RELATING TO SUCH MATTERS AS IT DEEMED NECESSARY OR APPROPRIATE TO CONSUMMATE THE CONTEMPLATED TRANSACTIONS, (iii) IT HAS SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT IT IS CAPABLE OF EVALUATING THE MERITS AND RISKS OF EACH OF THE COMPANY AND AN INVESTMENT IN THE COMPANY AND (iv) THE HOLDERS AND THE COMPANY HAVE DELIVERED OR MADE AVAILABLE TO BUYER OR ITS ADVISORS ALL INFORMATION WHICH BUYER OR SUCH ADVISORS HAVE REQUESTED FOR THE

PURPOSE OF DECIDING WHETHER OR NOT TO ENTER INTO THIS AGREEMENT AND THE TRANSACTION DOCUMENTS.
(c)EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, IN ENTERING INTO THIS AGREEMENT, BUYER HAS RELIED UPON, AMONG OTHER THINGS, ITS DUE DILIGENCE INVESTIGATION AND ANALYSIS OF THE COMPANY AND THE ASSETS AND PROPERTIES OF THE COMPANY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER:
(i)ACKNOWLEDGES AND AGREES THAT IT HAS NOT BEEN INDUCED BY AND HAS NOT RELIED UPON ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, MADE BY THE COMPANY OR ANY OF THE HOLDERS OR THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE DIRECTORS, MANAGERS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “COMPANY PERSONS”) THAT ARE NOT EXPRESSLY SET FORTH IN ARTICLE II OR THE LETTERS OF TRANSMITTAL, WHETHER OR NOT SUCH REPRESENTATIONS, WARRANTIES OR STATEMENTS WERE MADE IN WRITING OR ORALLY;
(ii)ACKNOWLEDGES AND AGREES THAT NO COMPANY PERSON MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO THE BUYER OR ITS AFFILIATES OR THEIR RESPECTIVE DIRECTORS, MANAGERS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “BUYER PERSONS”), INCLUDING ANY INFORMATION, DOCUMENT, OR MATERIAL PROVIDED OR MADE AVAILABLE, OR STATEMENTS MADE, TO THE BUYER PERSONS DURING SITE OR OFFICE VISITS, IN ANY “DATA ROOMS” (INCLUDING INTERNET-BASED DATA ROOMS), MANAGEMENT PRESENTATIONS, OR SUPPLEMENTAL DUE DILIGENCE INFORMATION PROVIDED TO ANY BUYER PERSONS IN CONNECTION WITH DISCUSSIONS OR ACCESS TO MANAGEMENT OF THE COMPANY OR IN ANY OTHER FORM IN EXPECTATION OF THE CONTEMPLATED TRANSACTIONS (COLLECTIVELY, THE “DUE DILIGENCE INFORMATION”), EXCEPT IN EACH CASE TO THE EXTENT EXPRESSLY SET FORTH IN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE II OR THE LETTERS OF TRANSMITTAL;
(iii)ACKNOWLEDGES AND AGREES THAT (A) THE DUE DILIGENCE INFORMATION INCLUDES CERTAIN PROJECTIONS, ESTIMATES AND OTHER FORECASTS, AND CERTAIN BUDGETS AND BUSINESS PLAN INFORMATION, INCLUDING THOSE ATTACHED AS EXHIBITS OR SCHEDULES TO THE TRANSACTION DOCUMENTS, (B) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS AND IT IS FAMILIAR WITH SUCH UNCERTAINTIES, AND (C) IT IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATIONS OF THE ADEQUACY AND ACCURACY OF ALL PROJECTIONS, ESTIMATES AND OTHER FORECASTS, BUDGETS AND PLANS SO FURNISHED TO IT, AND ANY USE OF OR RELIANCE BY IT ON SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS, BUDGETS AND PLANS SHALL BE AT ITS SOLE RISK; AND
(iv)AGREES, TO THE FULLEST EXTENT PERMITTED BY LAW, THAT NEITHER THE COMPANY NOR ANY OF THE HOLDERS NOR ANY OF THEIR RESPECTIVE AFFILIATES NOR ANY OF THEIR RESPECTIVE DIRECTORS,

MANAGERS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES SHALL HAVE ANY LIABILITY OR RESPONSIBILITY WHATSOEVER TO BUYER, ITS AFFILIATES OR THEIR RESPECTIVE DIRECTORS, MANAGERS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES ON ANY BASIS (INCLUDING IN CONTRACT OR TORT, UNDER FEDERAL OR STATE SECURITIES LAWS OR OTHERWISE) RESULTING FROM THE FURNISHING TO BUYER AND/OR ITS AFFILIATES, OR ANY BUYER’S AND/OR ITS AFFILIATES’ USE OF, ANY DUE DILIGENCE INFORMATION.
(d)THE STATEMENTS AND DISCLAIMERS MADE UNDER THIS SECTION 5.6 EXPRESSLY SURVIVE THE CLOSING DATE.
Section 7.Tax Treatment of Indemnity Payments
. The Parties agree to treat any indemnity payments made pursuant to this Article V or Section 6.1 as an adjustment to the Merger Consideration for all purposes, including income tax purposes, except as otherwise required by applicable Law.
Section 8.Other Matters.
(a)Each Indemnified Party shall make commercially reasonable efforts to mitigate any Losses that an Indemnified Party asserts under this Article V. In the event that an Indemnified Party shall fail to make such commercially reasonable efforts to mitigate any such Losses, then notwithstanding anything else to the contrary contained herein, the Indemnifying Party shall not be required to indemnify any Indemnified Party for any Loss that could reasonably be expected to have been avoided if the Indemnified Party had made such efforts.
(b)Any indemnification payable under this Article V shall be, to the extent permitted by Law, an adjustment to the Merger Consideration.
(c)In the case of any claim for which there is a reasonable possibility that a party may have a direct or indirect right of recovery against one or more third parties (including, but not limited to, rights of recovery under insurance policies or indemnification arrangements with third parties), such party shall seek recovery of such claim from such third parties for so long as pursuit of such recovery is commercially reasonable up to a period of one (1) year after the claim is asserted (and if not commercially reasonable or the one (1) year period has expired, the Indemnified Party shall to the extent it has such right, assign such of its rights to proceed against such third parties as are necessary to permit the Indemnifying Party to recover from such third parties the amount of such claim). To the extent that a party obtains any recovery in respect of any such claim from any third parties, (i) such party shall use the funds provided by such recovery, after deduction of all reasonable costs incurred with the pursuit of such recovery (the “net recovery”) (in lieu of funds provided by any other party pursuant to the indemnification provisions of this Article V) to pay or otherwise satisfy such claims, (ii) the net recovery shall reduce the amount of Losses for purposes of determining the amount of any Holder’s indemnity obligations under this Article V in respect of such claim and (iii) if received after any indemnity payment by a Holder under this Article V, the amount actually recovered (but not in excess of the amount of the indemnity payment previously paid by such Holder) shall be paid to such Holder.
(d)Notwithstanding anything to the contrary contained in this Agreement, the Buyer Indemnified Parties shall have no right to indemnification under Section 5.2(a) or Section 5.2(b) with respect to any Losses if the matter forming the basis for such Losses shall or should have been taken into account in the determination of the Final Working Capital.
Article XI
Article XIIPOST-CLOSING MATTERS
Section 1.Taxes

. The following provisions shall govern the allocation of responsibility as between the Parties for certain Tax matters following the Closing Date:
(a)Following the Closing Date, except to the extent taken into account as a liability in determining Final Working Capital and subject to the other terms of this Article VI and the limitations on indemnification in Section 5.2(c), the Indemnity Escrow Property shall be used to pay to or reimburse the Buyer for any (i) Taxes incurred by or imposed on, or with respect to any asset owned by, the Company for any Pre-Closing Tax Period (including any such Taxes that are allocable to a Pre-Closing Tax Period pursuant to Section 6.1(b)), (ii) Taxes incurred by or imposed on any Holder or any Affiliate thereof (excluding, for the avoidance of doubt, the Company) for any taxable period, with the exception of any Transfer Taxes, (iii) Taxes relating to the failure of any of the representations and warranties made by the Company in Section 2.12 to be true and correct as of the date hereof and as of the Closing (as though such representation or warranty had been made at and as of the Closing), with such determination made without regard to any references to “material” or "Material Adverse Effect" or any other similar words or phrases, (iv) Taxes relating to the breach or nonperformance of any covenant or agreement contained in Section 1.11 or this Article VI by the Company prior to the Closing or by the Holders Representative at any time, and (v) costs, expenses (including reasonable attorneys’, consultant and tax preparation fees or expenses), interest or penalties incurred in connection with any Tax described in any of clauses (i)-(iv) above (collectively, “Holder Taxes”). For the avoidance of doubt, the obligations under this Section 6.1(a) will not be subject to the limitations in Section 5.2(b).
(b)Straddle Period. In the case of any taxable period of the Company beginning on or before, and ending after, the Closing Date (a “Straddle Period”): (i) the amount of any real, personal and intangible property taxes, ad valorem taxes and similar obligations (“Property Taxes”) allocable to the applicable Pre-Closing Tax Period shall be the product of the amount of such Tax for the Straddle Period and a fraction, the numerator of which is the number of calendar days in the Straddle Period on or before the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) subject to Section 1.11(a), the amount of any Tax not described in clause (i) above allocable to the applicable Pre-Closing Tax Period shall be the amount of Tax that would have been payable with respect to such Straddle Period if such Straddle Period had ended as of the close of the Closing Date (determined based on an interim closing of the Books and Records as of the close of business on the Closing Date); provided, however, that all exemptions, allowances, or deductions for the entire Straddle Period which are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period.
(c)Responsibility for Filing Tax Returns.
(i)The Holders Representative shall prepare, in a manner consistent with past practice and applicable Law, all U.S. federal income Tax Returns of the Company for taxable periods ending on or before the Closing Date, and shall provide Buyer with a draft of any such Tax Return at least twenty (20) Business Days prior to the due date for filing such Tax Return (after taking into account any applicable extensions or waivers) (the “Due Date”). The Holders Representative shall consider in good faith any comments it receives from Buyer with respect to any such Tax Return at least ten (10) Business Days prior to the Due Date for such Tax Return, and shall incorporate any such comments that are reasonable. For U.S. federal income tax purposes, the Company shall designate the Holders Representative as the “partnership representative” (within the meaning of Section 6223 of the Code) for any taxable period beginning on or after January 1, 2018 and ending on or before the Closing Date. The

Holders Representative shall timely file (or cause to be filed) each such Tax Return in accordance with applicable Law.
(ii)Buyer shall prepare (or cause to be prepared) all Tax Returns for the Company not described in Section 6.1(c)(i), and shall provide the Holders Representative with a draft of any Straddle Period Tax Return for the Company at least twenty (20) Business Days prior to the Due Date for such Tax Return; provided, however, that the Company shall continue its Tax Return preparation activities through the Closing consistent with past practice, and in no event shall Buyer be obligated to provide such a draft before the date that is twenty (20) Business Days after the Closing Date. Buyer shall consider in good faith any comments it receives from the Holders Representative with respect to any such Tax Return at least ten (10) Business Days prior to the Due Date for such Tax Return, and shall incorporate any such comments that are reasonable. The Indemnity Escrow Property shall be used to pay (or cause to be paid) to the Company no later than two (2) days before the Due Date any Taxes due and owing in connection with any such Tax Return that are allocable to the Pre-Closing Tax Period under Section 6.1(b), except to the extent taken into account as a liability in determining Final Working Capital, and Buyer shall timely file (or cause to be filed) such Tax Return and shall timely pay (or cause to be paid) all Taxes due and owing in connection therewith.
(d)Cooperation on Tax Matters.
(i)Buyer and Holders Representative shall provide each other and shall cause their respective Affiliates, officers, employees, agents, auditors and Representatives to provide each other with such cooperation and information relating to the Company as any of them reasonably may request in connection with any Tax matter governed by this Agreement, including (i) the preparation and filing of any Tax Return or form; (ii) examinations of Tax Returns; (iii) participation in or conduct of any Tax Proceeding; and (iv) furnishing each other with copies of all correspondence received from any Taxing Authority in connection with any audit or information request. Each such party shall make employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Proceeding. Any information or documents provided under this Section 6.1(d) shall be kept confidential by the party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or any administrative or judicial Proceedings relating to Taxes, or as required by applicable Law.
(ii)The Company shall ensure that as of the Closing Date the Company is in possession of all Books and Records (including Tax Returns and Tax opinions or memoranda received prior to the Closing Date) relating to Tax matters pertinent to the Company for any Pre-Closing Tax Period. Buyer shall (i) retain all such Books and Records until the expiration of the statute of limitations (including any extensions thereof, subject, in the event that the Company is the party that extends the statute of limitations, to the Company notifying Buyer of such extension) applicable to such Tax periods, and to abide by all record retention agreements entered into with any Taxing Authority and (ii) give the Holders Representative reasonable written notice prior to transferring, destroying or discarding any such Books and Records and, if the Holders Representative so requests, allow the Holders Representative to take possession of such Books and Records.
(iii)Neither Buyer, Merger Sub nor any of their respective Affiliates (including the Company) will make any election (including any election under Treasury Regulation Section 301.7701-3) that would have effect with respect to the Company on or prior to the Closing Date. Neither Buyer, Merger Sub nor any of their respective Affiliates (including the Company) shall amend any Tax Return of the Company for any Pre-Closing Tax Period (i)

without the consent of the Holders Representative, which consent shall not be unreasonably withheld, conditioned or delayed, or (ii) unless required by applicable Law. Notwithstanding any other provision to the contrary provided herein, the Indemnity Escrow Property shall not be used for any Tax imposed on the Company with respect to any sale (or other disposition) of assets of the Company outside the ordinary course of business after Closing on the Closing Date.
(e)Certain Taxes and Fees. All sales, use, transfer, filing, recordation, registration and similar Taxes and fees arising from or associated with the Contemplated Transactions and payable under applicable Law (collectively “Transfer Taxes”), whether levied on any Holder or Buyer or their respective Affiliates, shall be borne and paid by Buyer when due. Buyer shall prepare, and the Person required to do so by applicable Law shall file, any necessary Tax Returns and other documentation with respect to any Transfer Taxes; provided, however, that the other parties hereto shall reasonably cooperate in the timely preparation and filing of (and, to the extent required by applicable Law, join in the execution of) any such Tax Returns.
(f)Tax Claims.
(i)If a third-party shall notify Buyer of any audit, contest, claim, Proceeding or inquiry relating to Taxes (“Tax Proceeding”) by any Taxing Authority which, if successful, might result in an indemnity payment to Buyer pursuant to this Article VI, Buyer shall notify the Holders Representative in writing of such Tax Proceeding within fifteen (15) days of receipt of any written notice from the Taxing Authority, and shall give the Holders Representative such other information with respect thereto as the Holders Representative may reasonably request; provided, however, that any failure to notify the Holders Representative promptly shall limit Buyer’s indemnification obligations under this Article VI only to the extent that the Holders shall have been actually prejudiced as a result of such failure.
(ii)With respect to any Tax Proceeding that relates primarily to Taxes for which Holders would bear or would be obligated to indemnify Buyer and that relates solely to any taxable period ending on or before the Closing Date (a “Pre-Closing Tax Proceeding”), the Holders Representative shall have the right, at its expense, to control the conduct of such Pre-Closing Tax Proceeding. The Holders Representative shall keep Buyer reasonably informed regarding the progress and substantive aspects of such Pre-Closing Tax Proceeding. If the resolution of a Pre-Closing Tax Proceeding could reasonably be expected to adversely affect Buyer or the Company, the Holders Representative shall: (i) consult in good faith with Buyer before taking any action in connection with the Pre-Closing Tax Proceeding that might adversely affect Buyer or the Company, (ii) consult in good faith with Buyer and offer Buyer a reasonable opportunity to comment and approve before submitting to any Taxing Authority any written materials prepared or furnished in connection with such Pre-Closing Tax Proceeding to the extent such materials concern matters in the Pre-Closing Tax Proceeding that might adversely affect Buyer or the Company, (iii) permit Buyer (or any Affiliate thereof) to participate in good faith, using its reasonable efforts, in the conduct of such Pre-Closing Tax Proceeding and (iv) not agree to settle, compromise, abandon or otherwise dispose of such Pre-Closing Tax Proceeding without Buyer's prior written consent (which may not be unreasonably withheld, conditioned or delayed). The Indemnity Escrow Property shall be used to pay or reimburse Buyer for the amount of any Holder Taxes within five (5) Business Days following the disposition of such Pre-Closing Tax Proceeding, except to the extent taken into account as a liability in determining Final Working Capital.
(iii)Notwithstanding the foregoing, at Buyer's request, the Holders Representative shall make a valid election under Section 6226 of the Code with respect to any imputed underpayment arising out of a Tax Proceeding involving a taxable period of the Company (or any Affiliate thereof) ending on or before the Closing Date that is conducted pursuant to

Sections 6221-6241 of the Code as amended by the Bipartisan Budget Act of 2015 (including any subsequent amendments thereto).
Section 2.Preservation of Books and Records
. For a period of six (6) years from the Closing Date:
(a)Buyer shall not, and shall cause its Affiliates not to, dispose of or destroy any of the books and records of the Company in existence on the Closing Date (the “Books and Records”), without first offering to turn over possession thereof to the Holders Representative by written notice to the Holders Representative at least thirty (30) days prior to the proposed date of such disposition or destruction.
(b)Buyer shall, and shall cause its Affiliates to, allow the Holders and their respective agents access to all Books and Records on reasonable notice and at reasonable times at Buyer’s principal place of business or at any location where any Books and Records are stored, and the Holders shall have the right, at their own expense, to make copies of any Books and Records; provided that any such access or copying shall be had or done in such a manner so as not to unreasonably interfere with the normal conduct of Buyer’s business.
(c)Buyer shall, and shall cause its Affiliates to, upon reasonable notice from a Holder and written request to the Buyer, make available to the Holders and their respective Affiliates and Representatives, during normal business hours, Buyer’s or its Affiliates’ personnel to assist any Holder in locating and obtaining any Books and Records to the extent doing so will not unreasonably interfere with the normal conduct of Buyer’s business.
Section 3.Refunds
. Any refund or credits (including any interest received from a Governmental Authority with respect thereto) of Taxes of the Company for any Pre-Closing Tax Period, except to the extent taken into account as an asset in determining Final Working Capital, shall be for the account of the Holders (based on their Payment Percentages) to the extent (i) such refund is received within eighteen (18) months after the Closing Date, or (ii) such credit is recognized and results in a reduction in the cash Tax liability of the Company or the Buyer or its Affiliates within eighteen (18) months after the Closing Date. Any such refund or credit of Taxes of the Company for any Straddle Period shall be equitably apportioned between the Holders and Buyer in the same manner as Section 6.1(b). Buyer shall forward, and shall cause its Affiliates (including the Company) to forward, to Holders Representative the amount of such refund or credit (net of any reasonable expenses associated with obtaining such refund or credit, including any Taxes imposed on the party receiving or recognizing such refund or credit in respect of the receipt or recognition of such refund or credit) within twenty (20) days after such refund or credit is received or recognized. Buyer shall, if the Holders Representative so requests and at the Holders Representative’s expense, cause the Company to file for and obtain any refund or credit to which a Holder is entitled under this Section 6.3 if done within the period of time that would reasonably allow receipt or recognition of the refund or credit within the 18 month period after the Closing Date, and provided that filing for or obtaining such refund or credit would not result in any material Tax detriment to the Company, the Buyer or any Affiliate thereof. Holders Representative (or the Holders based on their Payment Percentages) shall repay to the Company the amount paid to Holders Representative pursuant to this Section 6.3 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that the Company is required to repay the applicable refund or an amount attributable to an applicable credit to such Governmental Authority, including, for the avoidance of doubt, in the event that such repayment is required more than eighteen (18) months after the Closing Date. For purposes of this Section 6.3 only, the term “Affiliate” shall mean only those entities that are under Buyer’s control and majority-owned.

Article XIII
Article XIVGENERAL PROVISIONS; MISCELLANEOUS

Section 1.Modification; Waiver
. This Agreement may be modified only by a written instrument executed by each Party. Any of the terms and conditions of this Agreement may be waived in writing at any time on or prior to the Closing Date by the Party or Parties entitled to the benefits thereof.
Section 2.Entire Agreement
. This Agreement, including the Disclosure Schedules and exhibits hereto, the Escrow Agreement, the documents, instruments and schedules referred to herein and all other documents dated as of the Closing Date, together with the Confidentiality Agreement, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof; provided, however, that effective upon Closing, the Confidentiality Agreement shall terminate and be of no further force and effect.
Section 3.Expenses
. Except as expressly provided herein, whether or not the Contemplated Transactions shall be consummated, each Party shall pay its own expenses incident to the preparation of this Agreement and the negotiation and consummation of the Contemplated Transactions, including fees and disbursements of counsel, financial advisors and accountants.
Section 4.Further Actions
. Each Party will execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by another Party in order to consummate or implement the Contemplated Transactions.
Section 5.Notices
. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent by reputable overnight air courier (such as DHL or Federal Express), one (1) Business Day after mailing; (c) if sent by facsimile transmission, when transmitted and receipt is confirmed by the recipient by telephone; or (d) if otherwise actually personally delivered, when delivered, and, except as otherwise provided by Section 1.10(a) and Section 1.12(b), shall be delivered as follows:
If to the Holders Representative:

Catapult Energy Services Group, LLC
3040 Post Oak Blvd. #1450
Houston, Texas 77056
Attention: Gregory D. Laake

With a copy (which shall not constitute notice) to:

Locke Lord LLP
600 Travis, Suite 2800
Houston, Texas 77002
Fax: (713) 229-2666
Attention: Kevin Peter

and

NGP X US Holdings, L.P.
5221 N. O’Connor Blvd., 11th Floor
Irving, Texas 75039
Fax: (972) 432-1441
Attention: General Counsel

If to Buyer or Merger Sub:
Forbes Energy Services LLC
3000 Business Highway
281 South
Alice, Texas 78332
Fax: (361) 664-0599
Attention: John E. Crisp

With a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004-1980
Fax: 212-859-4000
Attention: John M. Bibona

or to such other address or to such other Person as any Party hereto has last designated by notice to the other parties.

Section 6.Assignment
. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party hereto without (a) the prior written consent of the Holders Representative in the case of an assignment by Buyer or Merger Sub and (b) the prior written consent of the Holders Representative and Buyer in the case of an assignment by a Company; provided, that notwithstanding the foregoing, Buyer may, without the prior written consent of the Company or the Holders Representative, assign its rights to receive the Membership Interests of the Company to a wholly owned subsidiary of the Buyer. No assignment shall release the assigning Party of its obligations and liabilities under this Agreement.
Section 7.No Third Party Beneficiaries
. Except for the provisions of Article I, Article IV, Article V, Article VI and Article VII, which are intended to be enforceable by the Persons respectively referred to therein and the Holders, nothing in this Agreement, whether express or implied, is intended to or shall confer any legal or equitable right, benefit or remedy of any nature whatsoever upon any Person that is not a Party or a successor or permitted assignee of a Party to this Agreement.
Section 8.Counterparts
. This Agreement may be executed in counterparts, all of which shall together constitute one and the same instrument.
Section 9.Rules of Construction.
(a)Unless the context otherwise requires, references herein: (i) to Articles, Sections, Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits

attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.
(b)When calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day.
(c)The words “hereby,” “herein,” “hereof,” “hereunder”, “hereinafter” and words of similar import refer to this Agreement as a whole (including any exhibits and schedules hereto) and not merely to the specific section, paragraph or clause in which such word appears. The words “include”, “includes” and “including” are deemed to be followed by the phrase “without limitation.” For purposes of the Transaction Documents, and subject to the limitations on indemnification set forth in Article V, if there is a substantive inaccuracy in a Person’s representation (which for purposes of clarification shall not include scrivener’s errors or other inaccuracies that would not reasonably be expected to result in actual economic loss), the Person will be deemed to have “breached” its representation. The definitions given in this Agreement apply equally to both the singular and plural forms of the terms defined. Whenever the context requires, any pronoun includes the corresponding masculine, feminine and neuter forms. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).
(d)The word “or” is not exclusive and means one or more items or clauses may be implicated, affected or applicable.
(e)The Disclosure Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement.
(f)The Parties hereto acknowledge that each Party and its attorney(s) have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.
(g)The provision of a Table of Contents, the division of this Agreement into Articles, Sections, and other subdivisions, and the insertion of headings are for convenience of reference only and do not affect, and will not be utilized in construing or interpreting, this Agreement.
(h)All references to currency herein, including, but not limited to, “$”, “USD” and “dollars”, shall be to, and all payments required hereunder shall be paid in, U.S. dollars.
(i)All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
Section 10.Governing Law; Jury Waiver
.
(a)THIS AGREEMENT WILL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE THAT WOULD REQUIRE THE SUBSTANTIVE LAWS OF ANOTHER STATE TO APPLY.
(b)THE PARTIES HERETO HEREBY AGREE THAT THEY HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.
Section 11.Consent to Jurisdiction and Forum Selection
. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS IN AND FOR HARRIS COUNTY AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS IN

CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS.
Section 12.Disclosure Schedules
. The Disclosure Schedules to this Agreement are arranged in sections corresponding to those contained in this Agreement merely for convenience, and the disclosure of an item in one section or subsection of the Disclosure Schedules as an exception to any particular covenant, representation or warranty shall be deemed adequately disclosed as an exception with respect to all other covenants, representations or warranties, notwithstanding the presence or absence of an appropriate section or subsection of such schedules with respect to such other covenants, representations or warranties or an appropriate cross-reference thereto, in each case to the extent relevancy of such disclosure to such other covenants, representations or warranties is reasonably apparent. Additionally, for each of the schedules, the mere inclusion of an item in such schedules as an exception to a representation or warranty shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in such schedules, that such information is required to be listed in such schedules or that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance, that such item has had, or is expected to result in, a Material Adverse Effect that such item actually constitutes noncompliance with, or a violation of, any Law, Governmental Authorization or Contract or other topic to which such disclosure is applicable or that such item is outside the ordinary course of business. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedules in any dispute or controversy between the parties as to whether any obligation, item, or matter not described herein or included in a Disclosure Schedule is or is not material for purposes of this Agreement. Capitalized terms used in the Disclosure Schedules, unless otherwise defined therein, shall have the meanings assigned to them in this Agreement.
Section 13.Specific Performance
. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in addition to any other remedies, each Party shall be entitled to (a) enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy, (b) equitable relief, including a temporary restraining order, (c) an injunction, and (d) any other relief that may be available from a court of competent jurisdiction. Each Party hereby waives any requirement for securing or posting of any bond in connection with such remedy.
Section 14.Holders Representative.
(a)The Holders Representative, and its successors, is hereby appointed by the Company as the representative of the Holders and as the attorney-in-fact, proxy and agent for and on behalf of each of the Holders, with full power of substitution and re-substitution to act in its, his or her name, place and stead in connection with the authority granted to such Holders Representative pursuant to this Section 7.14, and such appointment is coupled with an interest and shall survive the death, incompetency, bankruptcy or liquidation of each such Holder. By executing this Agreement under the heading “Holders Representative,” Catapult Energy Services Group, LLC hereby (i) accepts its appointment and authorization to act as Holders Representative and agent, proxy and attorney-in-fact on behalf of the Holders in accordance with the terms of this Agreement, and (ii) agrees to perform its obligations under, and otherwise comply with, this Section 7.14.

(b)Except as otherwise set forth in this Section 7.14, all the statements, directions or other communications made by the Holders Representative are binding on each of the Holders as if such Holder had made the statement, direction or other communication itself.
(c)The Holders Representative shall have the authority to take all actions it believes necessary or appropriate under this Agreement, including interpreting all of the terms and provisions of this Agreement, authorizing payments to be made with respect hereto and thereto, determining and settling all payment obligations pursuant to this Agreement, determining the allocation of proceeds pursuant to this Agreement, consenting to, compromising or settling all claims, conducting negotiations with Buyer and its agents regarding such claims, and engaging counsel, accountants or other Representatives in connection with the foregoing. Without limiting the foregoing, (i) the Holders Representative shall be authorized to act as the sole point of contact between the Buyer and the Holders, to take any and all actions required or permitted to be taken by the Holders Representative under or in connection with this Agreement and to do all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the Contemplated Transactions, and for the following additional purposes: (A) to give and receive notices and communications to or from the Buyer relating to this Agreement and the Transaction Documents and the other Contemplated Transactions and the Transaction Documents; (B) to act on such Holder’s behalf with respect to the matters set forth in Section 1.10, Section 1.11 and Section 1.12, in accordance with the terms and provisions of Section 1.10, Section 1.11 and Section 1.12, including giving and receiving all notices and communications to be given or received with respect to the matters set forth in Section 1.10, Section 1.11 and Section 1.12 and disputing the matters in Section 1.10, Section 1.11 and Section 1.12; (C) to authorize deliveries to Buyer of cash from the Indemnification Escrow Account in satisfaction of claims for indemnification pursuant to Article V or otherwise pursuant to this Agreement or for the payment of any Merger Consideration adjustment amounts pursuant to Section 1.10 and Section 1.12; (D) to authorize deliveries to the Holders Representative (on behalf of the Holders) or to Holders of cash from the Escrow Accounts once such funds are eligible for distribution therefrom; (E) on behalf of the Holders, to initiate or to refrain from initiating or to dispute or to refrain from disputing any indemnity or other claim under this Agreement and the Transaction Documents, as the Holders Representative, in its reasonable discretion, determines to be necessary or desirable; (F) on behalf of the Holders, to negotiate, compromise and resolve any dispute which may arise under this Agreement or the Transaction Documents, as the Holders Representative, in its reasonable discretion, determines to be necessary or desirable; (G) on behalf of the Holders, to exercise or refrain from exercising rights or remedies (including any rights or remedies of a Holder as a third party beneficiary of this Agreement) available under this Agreement and the Transaction Documents and to sign any release or other document with respect to such dispute or remedy, as the Holders Representative, in its reasonable discretion, determines to be necessary or desirable; (H) to execute and deliver waivers and consents in connection with this Agreement and the Transaction Documents as the Holders Representative, in its reasonable discretion, determines to be necessary or desirable; (I) to act on such Holder’s behalf with respect to the matters set forth in Section 4.5 and Section 4.6; and (J) to take all actions necessary or appropriate in the reasonable discretion of the Holders Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Holder and (ii) agrees to be bound by all agreements and determinations made by and documents executed and delivered by the Holders Representative pursuant to the authority granted to it hereunder.
(d)The Holders Representative (i) shall not be liable for any actions taken or omitted to be taken under or in connection with this Agreement or the Contemplated Transactions and (ii) shall not owe or have any fiduciary duty or fiduciary responsibility to any Holder as a result of any action taken by the Holders Representative pursuant to this Agreement, except for any such action taken or omitted to be taken resulting from the Holders Representative’s willful misconduct. The Holders

Representative is authorized to act on its behalf, notwithstanding any dispute or disagreement between any Holder and the Holders Representative, and each Indemnified Party and any other Person shall be entitled to rely on any and all actions taken by the Holders Representative under this Agreement without any liability to, or obligation to inquire of, any of the Holders. Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Holders Representative that is within the scope of the Holders Representative’s authority under this Section 7.14 shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Holders and shall be final, binding and conclusive upon each such Holder. Each Indemnified Party and any other Person shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Holder.
(e)Absent willful misconduct, any actions taken by the Holders Representative pursuant to the authority granted in this Section 7.14 or otherwise under this Agreement shall be immediately and unconditionally effective and absolutely binding on the Holders as if such actions had been directly taken by the Holders.
(f)The Buyer shall be entitled to rely upon the actions, determinations and authority of the Holders Representative to act as the agent of the Holders.
(g)The Holders shall, jointly and severally, indemnify the Holders Representative for, and hold the Holders Representative harmless against, any Loss, liability or expense incurred on the part of the Holders Representative, arising out of or in connection with the Holders Representative’s carrying out its duties under this Agreement or any Transaction Document, including costs and expenses of successfully defending the Holders Representative against any claim or liability in respect thereof. The Holders Representative may consult with counsel of its own choice and as to any claims brought by the Holders against the Holders Representative. The Holders Representative will have full and complete authorization and protection for any action taken and suffered by it in good faith or in accordance with the opinion of such counsel.
Section 15.Conflict Waiver; Attorney-Client Privilege.
(a)Buyer and Merger Sub waive and shall not assert, and each agrees to cause the Company and its Affiliates and Representatives to waive and to not assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of the Holders Representative, any Holder, or any of their Affiliates (excluding, after Closing, the Company), or any officer, employee, manager or director of the Company (any such Person, a “Designated Person”) in any matter involving Buyer, Merger Sub or their Affiliates (after Closing, including the Company), or this Agreement or any other Transaction Document or the Contemplated Transactions (including any litigation, arbitration, mediation or other proceeding), by Locke Lord LLP (the “Current Counsel”), which firm is representing the Company and certain of the Designated Persons in connection with this Agreement, the Transaction Documents and the Contemplated Transactions (the “Current Representation”).
(b)Buyer and Merger Sub waive and shall not assert, and after Closing each agrees to cause the Company to waive and to not assert, any attorney-client privilege or confidentiality obligation with respect to any communication between the Current Counsel and any Designated Person occurring with respect to the Current Representation (the “Privileged Communication”) in connection with any Post-Closing Representation, including in connection with a dispute with Buyer, Merger Sub or their Affiliates (after Closing, including the Company), it being the intention of the Parties hereto that all such rights to such attorney-client privilege and confidential information and to control such attorney-client privilege and such confidential information shall be retained by such

Designated Person (and not the Buyer or the Company) and shall not pass to or be claimed by the Buyer or the Company. Accordingly, after Closing, Buyer and its Affiliates (including the Company) shall not have access to any such communications or to the files of the Current Counsel relating to the Current Representation from and after Closing. Without limiting the generality of the foregoing, from and after Closing, (a) the Designated Persons shall be the sole holders of the attorney-client privilege with respect to the Current Representation, and the Company shall not be a holder thereof, (b) to the extent that files of the Current Counsel in respect of the Current Representation constitute property of the client, only the Designated Persons shall hold such property rights and (c) the Current Counsel shall, subject to Section 7.15(c), have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Companies by reason of any attorney-client relationship between the Current Counsel and the Company or otherwise.
(c)Notwithstanding the foregoing, in the event a dispute arises between the Buyer and the Company, on the one hand, and a third party (other than a Designated Person or any of their respective Affiliates), on the other hand, after the Closing to which a Designated Person or any of their respective Affiliates are not a party, Buyer or the Company, as the case may be, may assert the attorney-client or work product privilege to prevent disclosure of confidential communications by the Current Counsel to such third party and (ii) waive such attorney-client or work product privilege; provided that no such waiver shall be given without the Holders Representative’s consent. In the event that the Buyer or any of its Affiliates (including the Company after Closing) is legally required by order or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent (x) permitted by applicable Law, and (y) advisable in the opinion of Buyer’s counsel, then Buyer shall immediately notify the Holders Representative in writing so that the Holders Representative can seek a protective order.
(d)This Section is intended for the benefit of, and shall be enforceable by, the Current Counsel. This Section 7.15 shall be irrevocable, and no term of this Section 7.15 may be amended, waived or modified, without the prior written consent of the Current Counsel.
Section 7.16     Non-Recourse. This Agreement may only be enforced against, and any Proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, manager, employee, incorporator, member, partner, stockholder, agent, attorney, Representative or affiliate of any Party or any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort) for any obligations or liabilities of such party arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the Contemplated Transactions; provided, however, that nothing in this Section 7.16 shall limit any liability of the Parties to this Agreement for breaches of the terms and conditions of this Agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

BUYER:

FORBES ENERGY SERVICES LLC

By:    /s/ John E. Crisp
Name: John E. Crisp

Title: President and Chief Executive Officer

MERGER SUB:

COBRA TRANSITORY SUB LLC

By:    /s/ John E. Crisp
Name: John E. Crisp
Title: President and Chief Executive Officer

COMPANY:

CRETIC ENERGY SERVICES, LLC

By:    /s/ Joe Michetti
Name: Joe Michetti
Title: President and Chief Executive Officer

HOLDERS REPRESENTATIVE AND PAYING AGENT:

CATAPULT ENERGY SERVICES GROUP, LLC

By:    /s/ Gregory D. Laake
Name: Gregory D. Laake
Title: Managing Partner

I-9

I-1

EXHIBIT A
DEFINITIONS
“Affiliate” means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this definition, “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting equity interest, by contract or otherwise.
“Assets and Properties” of any Person means all assets and/or properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including, without limitation, cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Business” means the business of coiled tubing completion services, and, as related to the coiled tubing completion services business, the completion chemicals and coiled tubing related rental tool business.
“Business Day” means any day other than Saturday, Sunday or any day on which banks located in Houston, Texas are authorized to be closed for the conduct of regular banking business.
“Business Facilities” means the real property the Company leases to operate the Business.
“Capital Interests” means the Company Interests, other than the Incentive Interests.
“Capital Interests Holder” means the holders of the Capital Interests immediately prior to the Effective Time.
“CC8” means the coiled tubing unit and all other equipment listed on Exhibit I under the title ‘Commander 8’.
“Charter Documents” means, with respect to any Entity at any time, in each case as amended, modified and supplemented at that time, (a) the articles or certificate of formation, incorporation or organization (or the equivalent organizational documents) of that Entity, (b) the bylaws, regulations or limited liability company agreement or regulations (or the equivalent governing documents) of that Entity and (c) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of that Entity’s capital stock or of any rights in respect of that Entity’s capital stock.
“Closing Cash” means the aggregate cash and cash equivalents of the Company as of the Closing Date, as determined in accordance with GAAP.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Fundamental Representations” means the representations and warranties set out in Section 2.1(a) (Organizational Status of the Company; Authorization); Section 2.3 (Capitalization of the Company and its Subsidiary); and Section 2.16 (No Brokers or Finders).
“Company Interest” has the meaning set forth in the LLC Agreement.
“Company IT Assets” means software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation used or held for use in the operation of the Business, including the Proprietary Software.
“Company Transaction Expenses” all fees and expenses incurred by the Company in connection with the Contemplated Transactions; provided, however, “Company Transaction Expenses” shall not include any fees or expenses incurred in connection with the Services Agreement entered into by and between Catapult Energy Services Group, LLC and Buyer.
“Confidential Information” means, with respect to any Person, all trade secrets, know‑how and other confidential, nonpublic or proprietary information of that Person, including any such information derived from reports, investigations, research, studies, work in progress, codes, marketing, sales or service programs, customer lists, records relating to past service provided to customers, capital expenditure projects, cost summaries, equipment or production system designs or drawings, pricing formulae, contract analyses, financial information, projections, present and future business plans, agreements with vendors, joint venture agreements, confidential filings with any Governmental Authority and all other confidential, nonpublic concepts, methods, techniques or processes of doing business, ideas, materials or information prepared or performed for, by or on behalf of that Person.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated February 22, 2018, by and between an Affiliate of Buyer and the Company.
“Contemplated Transactions” means the transactions contemplated by this Agreement, including the Escrow Agreement and Letters of Transmittal.
“Contract” means, any agreement, lease, or contract, whether written or oral, other than a Company Benefit Plan or Governmental Authorization.
“Disclosure Schedules” means the disclosure schedules delivered in the form by the Company to Buyer and attached and made a part of this Agreement.
“DLLCA” means the Delaware Limited Liability Company Act.
“Employee Benefit Plan” shall mean (a) any employee welfare benefit plan, employee pension benefit plan or employee benefit plan as defined in Sections 3(1), 3(2) and 3(3) of ERISA, including, but not limited to, a plan that provides retirement income or results in deferrals of income by employees for periods extending to their terminations of employment or beyond, and a plan that provides medical, surgical or hospital care benefits or benefits in the event of sickness, accident, disability, death or unemployment, and (b) any other employee benefit agreement or arrangement that is not an ERISA plan, including any retirement plan, deferred compensation plan, incentive plan, bonus plan or arrangement, stock option plan, stock purchase plan, stock award or other equity compensation plan, golden parachute agreement, severance pay plan, retention plan, dependent care plan, cafeteria plan, employee assistance program, scholarship program, fringe benefit, insurance, paid time off, supplemental unemployment, supplemental or excess benefit, employment contract, vacation policy, or other similar employee benefit plan, program, agreement or arrangement.
“Entity” means any sole proprietorship, corporation, partnership of any kind having a separate legal status, limited liability company, business trust, unincorporated organization or association, mutual company, joint stock company or joint venture.
“Environmental Laws” means any applicable foreign, federal, state, or local law, rules, regulations, codes, ordinances, and orders relating to pollution, contamination, protection of the environment, worker health and safety (with regard to Hazardous Substances), or exposure to Hazardous Substances, including any of the foregoing relating to the use, generation, transport, treatment, storage or disposal of any Hazardous Substance or Laws relating to emissions, discharges or releases of any Hazardous Substance into air, surface water, groundwater, land surface or subsurface, or any buildings or improvements located thereon.
“Environmental Liabilities” means any loss, liability (including STRICT LIABILITY), claim, damage, expense, or cost relating to any remediation or other environmental response obligation arising from or under any applicable Environmental Laws.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any Person that is treated as a single employer together with the Company under Section 414 of the Code.
“Escrow Agent” means Regions Bank in its capacity as escrow agent under the Escrow Agreement.

“Escrow Accounts” means the Merger Consideration Adjustment Escrow Account and Indemnification Escrow Account.
“Fraud” means an intentional misrepresentation of a material existing fact made with actual knowledge of its falsity and for the purpose of inducing the other Person to act, and upon which the other Person relies with resulting injury or damage.
“GAAP” means generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States.
“Governmental Authority” means any federal, state, local or foreign judicial, legislative, executive or regulatory authority or agency.
“Governmental Authorizations” means approvals, licenses, permits, consents, authorizations, qualifications, orders and certificates from Governmental Authorities necessary to conduct the Business and own and operate the assets of the Business.
“Hazardous Substance” means any pollutant, contaminant, chemical, waste, material or substance that is defined as toxic or hazardous by, or otherwise gives rise to liability under, any Environmental Law, and specifically includes, but is not limited to: (i) petroleum and petroleum products or by-products, including crude oil and any fractions thereof; (ii) natural gas, synthetic gas and any mixtures thereof; (iii) polychlorinated biphenyls; and (iv) asbestos or asbestos-containing materials.
“Holders” means the Capital Interests Holders and the Incentive Interests Holders.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Incentive Interests Holder” means the holders of the Incentive Interests immediately prior to the Effective Time.
“Incentive Interests” has the meaning set forth in the LLC Agreement.
“Indebtedness” means, with respect to any Person, without duplication, all of the following, contingent or otherwise, and whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for the principal and premium amounts of borrowed money, (b) all obligations of such Person evidenced by notes, bonds, letters of credits (including standby and commercial), indentures, loan agreements, performance bonds and similar instruments issued or created by or for the account of such Person, (c) the deferred Merger Consideration of property or services (other than trade payables incurred in the ordinary course of business), (d) all indebtedness secured by a Lien on property owned or being owned by such Person, (e) capital leases and (f) all guarantees of the obligations described in clauses (a) through (e) above of any such Person; provided, however, that Indebtedness will expressly exclude trade payables, purchase money security interests and other similar indebtedness incurred in the ordinary course of business.
“Indemnification Escrow Account” means the indemnification escrow account established pursuant to the Escrow Agreement.
“Indemnification Escrow Property” means, at any given time, the funds contained in the Indemnification Escrow Account at such time.

“Independent Accounting Firm” means the Houston office of PKF International Limited.
“Intellectual Property” means intellectual property rights under statutory or common Law, worldwide, including (a) trademarks, service marks, trade dress, slogans, logos, domain names and other identifiers of source, and all goodwill associated therewith, and any applications or registrations for any of the foregoing; (b) copyrights and any applications or registrations for any of the foregoing; and (c) patents and patent applications, and (d) all confidential know-how, trade secrets and similar proprietary rights in inventions, discoveries, improvements, data, processes, techniques, devices, methods, patterns, formulae, specifications, and lists of suppliers, vendors, customers, and distributors.
“Knowledge of the Company,” or any phrase of similar import means the actual knowledge of each of Joe Michetti and Timmy Caldwell, after reasonable investigation and due inquiry of his immediate reports.
“Latest Balance Sheet” means the unaudited balance sheet of the Company as of the Latest Balance Sheet Date.
“Latest Balance Sheet Date” means June 30, 2018.
“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements in effect on the date of this Agreement having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority.
“Letters of Transmittal” means the Capital Interests Holder Letters of Transmittal and the Incentive Interests Holder Letters of Transmittal.
“Liens” means any liens, security interests, adverse claims, charges, restrictions, licenses, adverse interests or other encumbrances affecting title.
“LLC Agreement” means that certain Limited Liability Company Agreement of the Company, dated June 24, 2013, as amended, restated, supplemented or otherwise.
“Material Adverse Effect” means any event or effect that has or would have, (a) a material and adverse effect on the business, operations, assets, financial condition or operating results of the Company taken as a whole or (b) prevent or materially delay the Company from performing its obligations under this Agreement or consummating the Contemplated Transactions; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any adverse change, event, development or effect arising from or relating to (A) the negotiation, execution, delivery, performance or public announcement of this Agreement or the Contemplated Transactions, (B) general business or economic conditions, including such conditions related to the Business and the oil and gas industry, (C) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (D) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (E) changes in GAAP or any Law or industry standard, (F) the failure of the Company to meet, with respect to any period or periods, any internal or industry analyst projections, forecasts, estimates of earnings or revenues, or business plans, (G) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (H) matters that arise from any actions or omissions of Buyer and its Affiliates in violation of this Agreement, (ii) any action or omission of the Company or any Holder or any of their respective Affiliates taken with the written consent or written waiver of Buyer; (iii) any matter that will be reflected in the Final Working Capital; (iv) any resignation of employment by any employee of the Company as a result of the pendency of the transaction contemplated by this Agreement, including, without limitation, any resignation arising as a result of any employment package (including, without limitation, title, level of responsibility, location of employment or compensation) offered to such employee by or at the direction of Buyer, Merger Sub or their respective Affiliates; (v) any existing event, occurrence or circumstance with respect to which Buyer or Merger Sub has knowledge as of the date of this Agreement
“Membership Interests” means with respect to a limited liability company, a member’s aggregate rights, entitlements and interests in the limited liability company (including, in the case of the Company, the Company Interests), including the member’s right (i) to a share of, and the member’s interest in, the profits, losses and assets of the limited liability company, (ii) to receive distributions from the limited liability company as well as all other payments due or to become due to the member in respect of its interest, whether under any limited liability company agreement or otherwise, (iii) to vote and participate in the management of the limited liability company, (iv) to execute any instruments and to take any action on behalf of and in the name of the limited liability company, or to give or receive any notice, consent, amendment, waiver or approval, together with full power and authority to demand, receive, enforce, collect or give receipt for any of the foregoing and (v) to make determinations, exercise any elections or take any other action on behalf of the member in respect of the interest.
“Merger Consideration Adjustment Escrow Account” means the merger consideration escrow account established pursuant to the Escrow Agreement.
“Merger Consideration Adjustment Escrow Property” means, at any given time, the funds contained in the Merger Consideration Adjustment Escrow Account at such time.
“Open Source Software” means any software that contains, or is derived in any manner from, in whole or in part, any software that is distributed as freeware, shareware, open source software or similar licensing or distribution models that (i) require the licensing or distribution of source code to any other Person, (ii) prohibit or limit the receipt of consideration in connection with licensing or otherwise distributing any software, (iii) except as specifically permitted by applicable Law, allow any Person to decompile, disassemble or otherwise reverse-engineer any software, or (iv) require the licensing or other distribution of any software to any other Person for the purpose of making derivative works. For the avoidance of doubt, “Open Source Software” includes software licensed or otherwise distributed under any license or distribution model described by the Open Source Initiative as set forth on www.opensource.org.
“Payment Percentage” shall be, for each Holder, such Holder’s pro rata percentage of the Merger Consideration, determined in good faith by the Paying Agent in accordance with the Charter Documents of the Company as in effect immediately prior to Closing.
“Permitted Encumbrances” means (a) restrictions on any sale, assignment or transfer of securities under applicable securities Laws, (b) restrictions on any sale, assignment or transfer of the Membership Interests or other equity interests of the Company set forth in the Charter Documents of the Company, and (c) any Liens created by or through Buyer or any of its respective Affiliates.
“Permitted Liens” means any or all of the following:
(e)Liens granted under the terms of lease obligations or bonding arrangements of the Company;

(f)Liens in favor of operators, vendors, carriers, landlords, warehousemen, repairmen, mechanics, workmen and materialmen and construction or similar Liens arising by operation of law or in the ordinary course of business in respect of obligations that are not yet due or that are being contested in good faith by appropriate Proceedings;
(g)workers’ or unemployment compensation Liens arising in the ordinary course of business;
(h)Liens or other encumbrances securing payment of Taxes or other similar assessments that are, in either case, not yet delinquent or, if delinquent, are being contested in good faith by appropriate proceedings and adequate reserves with respect thereto are being maintained on the books of the Company in accordance with GAAP;
(i)rights of third parties pursuant to restrictive covenants, easements, rights of way, servitudes, licenses, permits, surface leases, surface use restrictions, sub-surface leases, mineral reservations or severances, grazing rights or logging rights or rights related to ponds, lakes, waterways, canals, ditches, reservoirs, railways, streets, roads and structures or other rights related to surface uses and impediments on, over or in respect of any of the properties or assets of the Company that are not such as to interfere materially with the use or enjoyment of the properties or assets to which they apply;
(j)rights reserved to or vested in any Governmental Authority to control or regulate any of the properties or assets of the Company in any manner, and all applicable Laws, decrees, requirements, orders, judgments or rules of any Governmental Authority;
(k)conditions in any permit or other authorization granted or issued by any Governmental Authority for the ownership and operation of all or part of the properties or assets of the Company;
(l)Liens of public record;
(m)good faith deposit, prepayment or pledge to secure bids, tenders, contracts (other than for the payment of Indebtedness), leases, licenses, public or statutory obligations or surety or appeal bonds, in each case in the ordinary course of business;
(n)purchase money Liens and Liens securing rental payments under capital lease arrangements;
(o)zoning, building, entitlement and other land use regulations or restrictions;
(p)the interests of the lessors and sublessors with respect to the property covered by the Real Property Leases, or Liens described or referenced in the Real Property Leases;
(q)Liens securing liabilities which are reflected or reserved against in the Books and Records to the extent so reflected or reserved;
(r)Permitted Encumbrances; and
(s)other Liens, encumbrances and defects in title that are not substantial or material in character, amount or extent.
“Person” means any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other such Entity.
“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date.
“Proceeding” means an action, arbitration, audit, hearing, litigation or suit (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before any Governmental Authority or arbitrator.
“Proprietary Software” means all material computer software owned, or purported to be owned, by the Company.

“Related Party” means (a) any equity holder or any officer or director of any of the Holders, (b) any spouse of the Persons listed in clause (a) above, (c) any Affiliate of any of the Persons listed in clause (a) or (b) above, (d) any corporation or organization of which such Persons listed in clause (a) or (b) above is an officer or partner or is directly or indirectly the beneficial owner of fifty (50%) percent or more of any class of equity interests, and (e) any trust or other estate in which any of the Persons listed in clause (a) or (b) above has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, excluding, in each of clauses (c) and (d) above, the Company.
“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposal, dumping, abandonment, dispersing, leaching or migrating in, into, onto or through the indoor or outdoor environment.
“Representatives” means officers, directors, managers, employees, counsel, accountants, financial advisers, consultants or agents of the Holders Representative, a Holder or of Buyer, as applicable.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Subsidiary” means, with respect to any Person (for the purposes of this definition, the “parent”), any other Person (other than a natural person), whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by the parent or by one or more of its respective Subsidiaries or by the parent and any one or more of its respective Subsidiaries.
“Target Working Capital” means Seven Million Six Hundred Thirty-Seven Thousand Five Hundred Dollars ($7,637,500.00).
“Tax Return” means all returns and reports (including declarations, disclosures, statements, forms, claim for refund, schedules and information returns) filed or required to be supplied to a Taxing Authority relating to Taxes.
“Taxes” means (a) all federal, state, local, foreign and other income taxes, gross receipts taxes, franchise taxes, profits taxes, wealth taxes, abandoned property and escheat taxes, withholding taxes, employment taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, real and personal Property Taxes, stamp taxes, transfer taxes and workers’ compensation taxes or other tax, duty, levy, tariff, impost, toll, custom or other similar assessment of any kind whatsoever, including all governmental charges, together with all interest, penalties and additions payable with respect thereto, whether disputed or not, and (b) any liability for any item described in clause (i) above of another Person as a transferee or successor, pursuant to contract, by operation of applicable Law, or otherwise.
“Taxing Authority” shall mean any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any Tax.
“Transaction Documents” means this Agreement, the Capital Interests Holders Letters of Transmittal and any other agreement, certificate or similar document to be executed and/or delivered pursuant to this Agreement and the Contemplated Transactions.
“Working Capital” means, as of the Closing Date, an amount (which may be positive or negative) equal to the total book value of the current assets of the Company minus the current liabilities of the Company, excluding any amounts identified on the Closing Date as Unpaid Company Indebtedness or Unpaid Company Transaction Expenses solely to the extent that such amounts result in a decrease of the Merger Consideration, determined in accordance with the policies, practices and methods set forth on Schedule 1.10(a); provided, however, that current assets shall not include any (a) Closing Cash or (b) deferred income Tax assets and current liabilities shall not include any deferred income Tax liabilities.
In addition to the terms set forth above, the following terms shall have the meanings assigned to them in the provisions of this Agreement shown in the table below:

Defined Term	Location in Agreement
Additional Consideration	Section 1.10(d)(iii)
Additional Working Capital Consideration	Section 1.10(d)(i)
Agreed Closing Date Item Adjustments Agreed Earn-Out Adjustments Agreed Earn-Out Principles Agreed Principles Agreement Audited Financial Statements	Section 1.10(c)(i) Section 1.12(c) Section 1.12(a) Section 1.10(a)(i) Introductory paragraph Section 2.4
Basket	Section 5.2(b)
Books and Records	Section 6.2(a)
Business	Recitals
Buyer	Introductory paragraph
Buyer Closing Statement	Section 1.10(b)
Buyer Indemnified Parties	Section 5.2(a)
Buyer Persons Buyer Plan	Section 5.6(c)(ii) Section 4.3(c)
CapEx Amount	Section 1.7
Capital Interests Holders Closing Consideration	Section 1.5(a)
Certificate of Merger	Section 1.3
Charges	Section 1.14
Closing	Section 1.8
Closing Date Closing Date Consideration	Introductory paragraph Section 1.10(a)(ii)
Closing Transaction Expense Payments	Section 1.9(b)(v)(a)
Company	Introductory paragraph
Company Benefit Plan	Section 2.8(a)
Company Employees	Section 2.15(a)
Company Indemnified Party	Section 4.4(a)
Company Intellectual Property	Section 2.9(a)
Company Persons Continuing Employees	Section 5.6(c)(i) Section 4.3(a)
Contingent Worker	Section 2.15(i)
Current Counsel	Section 7.15(a)
Current Representation	Section 7.15(a)
D&O Tail Amount	Section 1.9(b)(v)(B)
D&O Tail Policies	Section 4.4(b)
De Minimis Loss	Section 5.2(b)
Designated Person	Section 7.15(a)
Dispute Deadline	Section 1.10(c)(i)
Dispute Notice	Section 1.10(c)(i)
Dispute Resolution Period	Section 1.10(c)(i)
Due Date	Section 6.1(c)(i)

Due Diligence Information	Section 5.6(c)(ii)
Earn-Out Dispute Resolution Period	Section 1.12(c)
Earn-Out EBITDA Earn-Out EBITDA Threshold	Exhibit F Section 1.12(a)
Earn-Out Measurement Period Earn-Out Payment Earn-Out Objection Deadline Earn-Out Objection Notice Effective Time Escrow Agreement Estimated Closing Cash Estimated Closing Date Balance Sheet	Section 1.12(a) Section 1.12(a) Section 1.12(c) Section 1.12(c) Section 1.3 Schedule 1.13(a) Section 1.10(a)(ii) Section 1.10(a)(ii)
Estimated Working Capital	Section 1.10(a)(ii)
Final Closing Cash Final Closing Date Balance Sheet	Section 1.10(c)(i) Section 1.10(c)(i)
Final Working Capital	Section 1.10(c)(i)
Financial Statements	Section 2.4
Holder Indemnified Parties	Section 5.3
Holder Materials	Section 1.5(a)
Holder Taxes	Section 6.1(a)
Holders Closing Consideration	Section 1.9(b)(iv)(A)
Holders Representative	Introductory paragraph
Holders Representative Reserve Deposit	Section 1.9(b)(iii)(A)
Holders Representative Reserve Property	Section 1.14
Incentive Interests Holders Closing Consideration	Section 1.5(b)
Indemnification Claim	Section 5.4(a)
Indemnification Holdback Indemnified Party	Section 1.13(a) Section 5.4(a)
Indemnifying Party	Section 5.4(a)
Interim Financial Statements	Section 2.4
Initial Closing Cash Initial Closing Date Balance Sheet	Section 1.10(b) Section 1.10(b)
Initial Closing Date Items	Section 1.10(b)
Initial Closing Date Working Capital	Section 1.10(b)
Insurance Policies	Section 2.17
Letter of Transmittal	Section 1.5(a)
Letters of Transmittal Representations	Section 5.2(a)(ii)
Losses	Section 5.2(a)
Material Contracts	Section 2.7(a)
Merger	Section 1.1
Merger Consideration	Section 1.7
Merger Consideration Adjustment Holdback Merger Consideration Allocation	Section 1.13(b) Section 1.11(b)
Merger Sub	Introductory paragraph
Monthly Report	Section 1.12(e)
Net Merger Consideration Payment Schedule	Section 1.6
Parties	Introductory paragraph
Party	Introductory paragraph
Paying Agent	Section 1.15

Personal Property Leases Pleasanton Premises Post-Closing Adjustment Post-Closing Representation Pre-Closing Tax Proceeding Preliminary Earn-Out Payment Preliminary Earn-Out Report	Section 2.6(e) Section 1.9(a)(viii) Section 1.10(d) Section 7.15(a) Section 6.1(f)(ii) Section 1.12(b) Section 1.12(b)
Privileged Communication	Section 7.15(b)
Property Taxes	Section 6.1(b)
Real Property Lease	Section 2.6(b)
Remaining Earn-Out Dispute Items Remaining Dispute Items	Section 1.12(d) Section 1.10(c)(ii)
Straddle Period	Section 6.1(b)
Surviving Company	Section 1.1
Tax Proceeding	Section 6.1(f)(i)
Transfer Taxes	Section 6.1(e)
Unpaid Company Indebtedness	Section 1.10(a)(ii)(C)
Unpaid Company Transaction Expenses	Section 1.10(a)(ii)(D)
WARN Obligation	Section 4.3(e)